Exhibit 10.15

EXECUTION VERSION

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

SUBLICENSE AGREEMENT

between

LONZA HOUSTON, INC.

and

AKOUOS, INC.

i

5.9	Third Party License Requests	29

Article 6 - Exclusive Manufacture with Lonza		33

6.1	Manufacturing Agreements	33
6.2	Exclusivity	33

Article 7 - Confidentiality		33

7.1	Non-Disclosure Obligation	33
7.2	Government-Required Disclosure	34

Article 8 - Intellectual Property		34

8.1	Ancestral Technology Patent Preparation, Filing, Prosecution and Maintenance	34
8.2	Election Not to File and Prosecute Patent Rights	35
8.3	Notice	36
8.4	Relinquishing Rights	36
8.5	Intellectual Property Rights	36

Article 9 - Patent Infringement and Enforcement		37

9.1	Notice	37
9.2	Enforcement	37
9.3	Distribution of Amounts Paid by Third Parties	38
9.4	Declaratory Judgment or Infringement Actions	38
9.5	Delegation	39

Article 10 - Term and Termination		39

10.1	Term	39
10.2	Termination by Lonza	39
10.3	Termination by Akouos	41
10.4	Material Breach Dispute	41
10.5	Effect of Termination	41

Article 11 - Indemnification and Insurance		43

11.1	Indemnification	43
11.2	Insurance	45

Article 12 - Disclaimer of Warranties; Limitation of Liability		45

Article 13 - Representations and Warranties		46

13.1	Akouos’ Representations and Warranties	46

ii

13.2	Lonza’s Representations and Warranties and Covenants	46

Article 14 - Notices		47

14.1	Notices to Lonza	47
14.2	Notices to Akouos	47

Article 15 - Dispute Resolution		48

15.1	Negotiation between the Parties	48
15.2	Arbitration	48
15.3	Governing Law	49

Article 16 - Force Majeure		49

Article 17 - Non-Assignability		49

Article 18 - Miscellaneous		50

18.1	Relationship of Parties	50
18.2	Further Actions	50
18.3	Use of Name; Publicity	50
18.4	Waiver	50
18.5	Severability	50
18.6	Amendment	51
18.7	Entire Agreement	51
18.8	Parties in Interest.	51
18.9	Descriptive Headings	51
18.10	Counterparts	51
18.11	No Presumption	51
18.12	Interpretation	51

iii

SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”), effective as of October 27, 2017 (“Effective Date”), is made between Lonza Houston, Inc., a Delaware corporation having a principal place  of business at 8066 El Rio Street, Houston, Texas 77054, United States, (“Lonza”) and Akouos, Inc., a Delaware corporation having a principal place of business at [**], United States (“Akouos”). Akouos and Lonza shall hereinafter  collectively be referred to as the “Parties” and each, individually, as a “Party”.

Background

WHEREAS, Lonza has entered into a License, Collaboration and Commercialization Agreement, effective August 24th, 2016 (“Lonza-MEE Agreement”) with the Massachusetts Eye and Ear Infirmary and The Schepens Eye Research Institute, Inc. (together known as “MEE”), pursuant to which MEE, as the owner of the Licensed Intellectual Property, has granted to Lonza exclusive license rights in certain fields with the rights to grant sublicenses under the Licensed Intellectual Property to Sublicensees, under certain terms and conditions as stated in the Lonza- MEE Agreement;

WHEREAS, Lonza desires to grant a sublicense to Akouos under the exclusive license rights granted to Lonza under the Lonza-MEE Agreement, and Akouos desires to obtain a sublicense under Lonza’s rights and Lonza is willing to grant such a sublicense upon the terms and conditions stated under this Agreement;

WHEREAS, MEE and Akouos are concurrently entering into a separate definitive exclusive license agreement wherein MEE is granting an exclusive license to Akouos under the Licensed Intellectual Property owned by MEE in the Ultra-Rare Field of Use, as defined therein (the “MEE-Akouos License Agreement”);

WHEREAS, Lonza, Akouos and MEE are entering into a Side Letter Agreement concurrent with the execution of this Agreement, which clarifies the relative rights, obligations and understandings of Lonza, Akouos and MEE in relation to this Agreement, the Lonza-MEE Agreement, and the MEE-Akouos License Agreement, and; and

WHEREAS, Akouos has represented to Lonza that it has the capabilities and/or experience to develop, produce, market and sell products utilizing technology that is the subject of this Agreement and has the financial capacity and the strategic commitment to facilitate the transfer of the technology for the public interest.

NOW THEREFORE, Lonza and Akouos, intending to be legally bound, do hereby agree as follows.

Article 1 -  Definitions

The capitalized terms used herein shall have the meanings set forth below in this Article 1 unless otherwise expressly defined in this Agreement.

1.1                               “Affiliate” means any company, corporation or other business entity that is controlled by, controlling, or under common control of a Party, for so long as such control exists. For this purpose “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of the company, corporation or other business or having the right to direct, appoint or remove a majority of members  of its board of directors (or their equivalents) or having the power to control the general management of the company, corporation or other business, by law or contract; provided, however, that a business entity whose primary business is the investment in other companies shall not be deemed to “control” a Party.

1.2                               “Akouos Intellectual Property” means any Intellectual Property (other than the Licensed Intellectual Property or any Lonza Intellectual Property) owned or Controlled by Akouos, whether prior to, on or after the Effective Date.

1.3                               “[**]” means all methods, tools, protocols and Intellectual Property related to the [**] sequence (as described in [**]) and any [**] viral vectors created from such technology as disclosed in PCT application [**] titled “[**].”

1.4                               “[**]” means all methods, tools, protocols and Intellectual Property related to  and including the identified [**] Anc80 sequences (excluding [**]) and any variants and all viral vectors created from such technology as disclosed in PCT application [**] titled “[**].”

1.5                               “Ancestral Technology” means collectively, or individually, [**].

1.6                               “Ancestral Technology Know-How” means any Know-How that both (a) relates to the Ancestral Technology or the Licensed Products and (b) is necessary or useful for the exercise of the rights granted under Section 2.1 in the Field of Use in the Territory, which is Controlled by Lonza at any time during the Term, to the extent such Control is the result of Lonza or its Affiliates having acquired or exercised rights in any Intellectual Property that is subject to a license, sublicense, or other agreement between Lonza and/or its Affiliates and MEE. For clarity, if any of the aforementioned Know-How is jointly owned by Lonza and a Third Party such that Lonza does not Control all rights, title and interests therein, then Ancestral Technology Know-How includes Lonza’s interest in  such Know-How. As of the Effective Date, the Ancestral Technology Know-How includes at least the information described in Schedule D hereto.

1.7                               “Ancestral Technology Patent Rights” means (a) the United States provisional patent application no. [**] filed on [**], any conversion, continuation, continuation-in-part (but only to the extent claiming or Covering an ANC 80 AAV vector), divisions, substitutions or foreign counterparts thereof, any patents issuing thereon, and any reissues, reexaminations, supplemental protection certificates or extensions thereof, including without limitation,  the patents  and patent applications set forth in Schedule A (which Schedule A will be updated from time to time on an as  needed basis) and (b) any other Patent Rights which (i) claim or Cover the Ancestral Technology or any Licensed Product, (ii) are Controlled by Lonza at any time during the Term as the result of Lonza or its Affiliates having acquired or exercised rights in any Intellectual Property that is subject to a license, sublicense, or other agreement between Lonza and/or its Affiliates and MEE, and (iii) are included in the license granted to Akouos under Section 2.1 after the Effective Date  pursuant  to  the  provisions  of  Section 2.6.

1.8                               “Clinical Study” means a clinical study in human subjects that has been approved by a Regulatory Authority and applicable institutional review board or ethics committee, and is designed to measure the safety and/or efficacy of a Licensed Product. Clinical Studies shall include, but not be limited to, Phase I Studies, Phase II Studies, Phase III Studies and any clinical studies required to be conducted by any Regulatory Authorities  following receipt of Regulatory Approval.

1.9                               “Combination Product” means any biopharmaceutical product that consists of (i) a component that is a Licensed Product and one or more other active ingredients, products, procedures, delivery mechanisms or devices, or components sold as a single formulation or (ii) any combination of a Licensed Product sold together with one or more other products or components for a single invoiced price. If a Licensed Product is sold as part  of a Combination Product in a country in the Territory, Net Sales for the Licensed  Product included in such Combination Product in such country shall be calculated as follows:

(a)                                 If the Licensed Product is sold separately in such country and the other active ingredient(s), product(s), procedure(s), delivery mechanism(s) or device(s), or component(s) in the Combination Product are sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the invoice price of the Licensed Product when sold separately in such  country and B is the total invoice price of the other active ingredient(s), product(s), procedure(s), delivery mechanism(s) or device(s), or component(s) in the Combination Product when sold separately in such country;

(b)                                 If the Licensed Product is sold separately in such country but the other active ingredient(s), product(s), procedure(s), delivery mechanism(s) or device(s), or component(s) in the Combination Product are not sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/D, where A is the invoice price of the Licensed Product when sold separately in such country and D is the invoice price of the Combination Product in such country;

(c)                                  If the Licensed Product is not sold separately in such country but the other active ingredient(s), product(s), procedure(s), delivery mechanism(s) or device(s), or component(s) in the Combinations Product are sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction 1 — (B/D), where B is the invoice price of the other active ingredient(s), product(s) or component(s) in the Combination Product when sold separately in such country and D is the invoice price of the Combination Product in such country; or

(d)                                 If neither the Licensed Product nor the other active ingredient(s), product(s), procedure(s), delivery mechanism(s) or device(s), or component(s) in the Combination Product are sold separately in such country, the Parties shall determine Net Sales for the Licensed Product in such Combination Product by mutual agreement based on the relative contribution of the Licensed Product and each other active ingredient, product, procedure, delivery mechanism or device, or component to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries; provided, however, if the Parties cannot agree on the  Net Sales for the Licensed Product in such Combination Product after good faith negotiations, the Net Sales for the Licensed Product shall be calculated by  dividing the actual Net Sales of such Combination Product by the total number of active ingredients, products, procedures, delivery mechanisms or devices, or components (including the Licensed Product) in such Combination Product.

1.10                        “Commercially Reasonable Efforts” means the level of efforts and resources (including the promptness with which such efforts and resources would be applied) consistent with the efforts and resources normally used by a similarly situated (i.e., in terms of size, stage and resources) biopharmaceutical, biotech or pharmaceutical (as applicable) company in the exercise of commercially reasonable business discretion relating to the research, development, manufacture, or commercialization of a biopharmaceutical product with similar product characteristics that is of similar market potential at a similar stage of development or commercialization, taking into account issues such as efficacy, safety, product profile, anticipated or approved labeling, present and future market potential, competitive market conditions, the proprietary position of the drug substance or product, the regulatory structure involved, and other key technical, legal, scientific, medical or commercial factors, and the potential profitability of the product.

1.11                        “Committed Licensed Gene Target” means a Licensed Gene Target (a) to which at least one (1) Licensed Product is directed, where the Licensed Product has obtained  Regulatory Approval in at least one country, (b) for which a Sublicense has been granted or (c) which is not a Licensed Gene Target described in (a) or (b) above; provided, with respect to Licensed Gene Targets described in either (a) or (b), Akouos or any of its Affiliates or Sublicensees, as applicable, are using Commercially Reasonable Efforts to research, develop and commercialize Licensed Products directed to the Licensed Gene Target, as applicable; and, provided further, with respect to Licensed Gene Targets described in (c), (i) at least one Licensed Product is being researched, developed and commercialized, as applicable, with respect to such Licensed Gene Target using Commercially Reasonable Efforts under the General Development Plan and/or a Target Development Plan, as evidenced by reports delivered to Lonza pursuant to Section 5.1.4, the relevant portion(s) of books and records prepared by or for Akouos and to which Lonza is granted access by Akouos, or a written certification to that effect signed by an officer of Akouos or (ii) no Licensed Product is currently being researched, developed or commercialized with respect to such Licensed Gene Target under the General Development Plan and/or a Target Development Plan, but Commercially Reasonable Efforts will be used for the research, development and commercialization activities, as applicable, within the next [**] to [**] under the General Development Plan and/or a Target Development Plan.

1.12                        “Compulsory License” means a compulsory license under the Licensed Intellectual Property obtained by a Third Party through the order, decree, or grant of a competent governmental body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell, import or otherwise exploit a Licensed Product or a product equivalent to a Licensed Product in the Field of Use in any country in the Territory.

1.13                        “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results  and other material, pre-clinical and Clinical Study results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) on or after the Effective Date. Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” of both Parties and will be subject to the terms and conditions set forth in Article 7, and all records and reports delivered by Akouos to Lonza hereunder shall be the Confidential Information of Akouos.

1.14                        “Control” or “Controlled” means, with respect to rights in any Intellectual Property, that  a Party owns or has a license or sublicense to such rights and has the ability to grant a license or sublicense thereto as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party, and without payment of any additional consideration to such Third Party.

1.15                        “Cover”, “Covering” or “Covered” means, with respect to a Licensed Product, that the manufacture, use or sale of the Licensed Product would, but for a license granted in this Agreement infringe a Valid Claim of the Ancestral Technology Patent Rights in the country in which the manufacture, use or sale occurs.

1.16                        “Field of Use” means the treatment, diagnosis, prevention and palliation of any and all balance disorders or diseases pertaining to the inner ear and/or any and all hearing diseases or disorders, including hearing disorders of the inner ear, but excluding all such disorders or diseases within the Ultra-Rare Field. For clarity, in the case of any disorders or diseases affecting balance, hearing or the inner ear which also affect other sensory perceptions, organs or tissues, the Field of Use will only include such disorders or diseases to the extent pertaining to balance, hearing or the inner ear.

1.17                        “First Commercial Sale” means the initial transfer of a Licensed Product in a country following the receipt of Regulatory Approval from the relevant Regulatory Authority in such country by or on behalf of Akouos, an Affiliate or Sublicensee for cash or non-cash consideration to which a fair market value can be assigned for purposes of determining Net Sales.

1.18                        “Initiation” means, with respect to a Clinical Study, the first dosing of the first patient in such Clinical Study.

1.19                        “Intellectual Property” means all intellectual property and forms of protection directed thereto worldwide arising under statutory or common law, and whether or not perfected, including, without limitation, the following:

(a)                                 Patent Rights;

(b)                                 all works of authorship including copyrights, copyright applications, copyright registrations, mask works, mask work applications, and mask work registrations, including, but not limited to, any software, software code, source code, and user interfaces and rights associated therewith;

(c)                                  trademarks, including any logos, designs, variations or translations thereof all rights associated therewith;

(d)                                 all rights relating to the protection of trade secrets and Confidential Information; and

(e)                                  all Know-How.

1.20                        “Know-How” means any technical and other information which is not generally available to the public, including ideas, concepts, trade secrets, inventions (whether or not patentable), discoveries, know-how, data, formulae, specifications, processes, procedures and tests and other protocols, results of experimentation and testing, fermentation and purification or process development techniques and assay protocols.

1.21                        “Licensed Gene Target” means a gene target within the Field of Use having (i) a nucleotide sequence for a particular modality, and (ii) functional optimizations of such nucleotide sequence that are (a) within a [**]% identity of such nucleotide sequence or  [**]% identity of the amino acid sequence of a protein encoded by such nucleotide sequence (each a “[**]% sequence”), (b) truncations of such nucleotide sequence or any [**]% sequence, or (c) fusions of such nucleotide sequence or any [**]% sequence. For the purposes of this definition, “functional optimizations” are defined as modifications to a nucleotide sequence that retain the primary mechanism of action of such nucleotide sequence or a protein encoded by such nucleotide sequence and increase the primary functionality or applicability of such nucleotide sequence of the protein encoded by such nucleotide sequence. For the avoidance of doubt, a gene target may be a Licensed Gene Target even if such target is known to have other utility with respect to the use thereof outside the Field of Use as well as within the Field of Use. By way of non-limiting example,  the following gene targets  are “Licensed  Gene Targets” for purposes of this Agreement: [**].

1.22                        “Licensed    Intellectual Property” means (a) the Ancestral Technology Patent Rights and (b) Ancestral Technology Know-How.

1.23                        “Licensed Product” means any therapeutic product directed to a specific Licensed Gene Target, which product is Covered by or incorporates, uses, is made through the use of or is based upon or derived from the Ancestral Technology or any Licensed Intellectual Property. For the avoidance of doubt, a Licensed Product can comprise any of: (a) a Licensed Gene Target; (b) a nucleotide sequence that modulates the expression or activity of a Licensed Gene Target; or (c) a nucleotide sequence encoding a polypeptide that modulates the expression or activity of a Licensed Gene Target; provided, however, that each of (a), (b) and (c) may each be considered separate Licensed Products, as the case may be.

1.24                        “Lonza Intellectual Property” means any Intellectual Property of which Lonza is the owner and which is or was discovered, invented or developed by or on behalf of Lonza either during the course of but completely separate and independent from this Agreement but in all cases excludes the Ancestral Technology Know-How  and  Ancestral Technology Patent Rights.

1.25                        “Net Sales” means all revenues recorded by or on behalf of Akouos or its Affiliates or Sublicensees from sales of Licensed Products in the Field of Use in the Territory to independent or unaffiliated Third Party purchasers of such Licensed Products. The permitted deductions booked on an accrual basis by Akouos, its Affiliates and/or its Sublicensees under their respective accounting standards to calculate the recorded net sales from gross sales are as follows:

(a)                                 discounts actually granted, including without limitation, quantity, trade, cash and other discounts, rebates and charge-backs (excluding inventory management fees, discounts or credits);

(b)                                 amounts refunded or credits allowed for Licensed Products or other goods returned or not accepted by customers, including in connection with recalls (regardless of the Party requesting the recall);

(c)                                  packaging, freight, transportation and prepaid charges related to the sale, transportation, delivery or return of Licensed Products;

(d)                                 taxes, tariffs, customs duties, surcharges and other governmental charges actually incurred and paid by Akouos, its Affiliates or its Sublicensees hereunder in connection with the sale, use, exportation, importation or delivery of Licensed Products or other goods to customers;

(e)                                  retroactive price reductions made to federal, state or local governments (or their agencies or programs);

(f)                                   any deductions to gross invoice price imposed by Regulatory Authorities or other governmental entities, including the annual fee on branded prescription pharmaceutical manufacturers and importers under the United States Patient Protection and Affordable Care Act; and

(g)                                  bad debts or provisions for bad debts, provided, that if any bad debt is subsequently collected, it shall be added to Net Sales.

Subject to the qualification stated below, upon any sale or other disposal of Licensed Products by or on behalf of Akouos, its Affiliates or its Sublicensees hereunder other than a bona fide arm’s length transaction exclusively for money at market value or upon any use of the Licensed Product for purposes which do not result in a disposal of such Licensed Product in consideration of sales revenue customary in the country of use, such sale, other disposal or use shall be deemed to constitute a sale at the then-current   twelve (12) month average selling price in the country in which such sale, other disposal or use occurs.

Net Sales includes the fair market value of any non-cash consideration from sale of Licensed Products received by Akouos, its Affiliates or Sublicenses. Net Sales shall exclude sales or transfers of Licensed Products (i) for use in Clinical Studies or (ii) for charitable or government-approved programs solely for compassionate use purposes or any similar program that provides for the legally-permitted sale or transfer to an end-user of a Licensed Product made in a country prior to receipt of Regulatory Approval for compassionate use of such Licensed Product in such country.

Licensed Products are considered “sold” when billed, invoiced, or payment is received, whichever occurs first.

1.26                        “Non-Anc80 Filed Technology” means all methods, tools, protocols and Intellectual Property related to and including the identified sequences (excluding [**] and [**]) and all viral vectors created from such technology as disclosed in any  patent applications and any patents set forth in Schedule A.

1.27                        “Pass-Through Sublicense” means any Sublicense granted by Akouos or any of its Affiliates which Sublicense does not grant such Sublicensee a license or sublicense (as applicable) to any Patent Rights Controlled by Akouos (other than the Patent Rights included in the Licensed Intellectual Property).

1.28                        “Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.29                        “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.30                        “Phase I Study” means a study of a Licensed Product in humans, the principal purpose of which is a determination of safety, tolerability or pharmacokinetics in healthy individuals or patients in the target patient population prescribed by the relevant Regulatory Authority, from time to time, pursuant to applicable law or otherwise, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.31                        “Phase I/II Study” means a Clinical Study of a Licensed Product in humans that  combines a Phase I Study and a Phase II Study into a single protocol to determine the maximum tolerable dose of the Licensed Product and to further evaluate safety and/or efficacy of such product.

1.32                        “Phase II Study” means a study of a Licensed Product in humans, the principal purpose  of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of a Pivotal Trial, or a similar Clinical Study prescribed by the relevant Regulatory Authority, from time to time, pursuant to applicable law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.33                        “Phase III Study” means a study of a Licensed Product in humans of the efficacy and safety of such product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient (alone or together with one or more other such studies) to file an application for Regulatory Approval for the product, as further defined in 21 C.F.R. § 312.21(c) (or the equivalent thereof outside the United States).

1.34                        “Pivotal Trial” means a Clinical Study intended to provide the basis for Regulatory Approval.  For clarity, a Pivotal Trial shall include a Phase III Study, a Phase I/II Study  or a later Clinical Study where the evidence from such Clinical Study is intended to be used as the basis for Regulatory Approval.

1.35                        “Prevalence” means the total number of U.S. patients affected by an indication as reasonably determined by (a) Akouos, acting in good faith, based on its analysis of credible publically available epidemiology data and/or disease experts provided that Akouos complies with the requirements of Section 2.5.2 for notifying Lonza of its determination of the Prevalence applicable to the disease indication(s) involved in any proposed Sublicense prior to the grant of any Sublicense or (b) if Akouos’ determination of Prevalence is challenged by Lonza, in accordance with Section 2.5.2, by the Parties in accordance with the process referenced in that Section.

1.36                        “Regulatory Approval” means any and all approvals (including any pricing approvals), licenses, registrations or authorizations of any Regulatory Authority that are necessary for the marketing and sale of a Licensed Product in a country or group of countries.

1.37                        “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities, including the U.S. Food and Drug Administration or  any successor  entity thereto  (“FDA”)  and  the  European  Medicines  Agency or any successor entity thereto (“EMA”), regulating or otherwise exercising authority with respect to the development, manufacture or commercialization of any Licensed Product  in the Territory.

1.38                        “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by- country basis, the period from and after the First Commercial Sale of such Licensed Product in such country until the later to occur of (a) the last to expire Valid Claim of the Ancestral Technology Patent Rights which Covers such Licensed Product in such country and (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country.

1.39                        “Sublicense” means any agreement in which a Sublicensee receives a sublicense from Akouos or any of its Affiliates granting it rights to some or all of the Licensed Intellectual Property rights granted under Section 2.1 of this Agreement.

1.40                        “Sublicensee” means any Person which receives a Sublicense under some or all of the rights granted to Akouos under this Agreement.

1.41                        “Territory” means worldwide.

1.42                        “Third Party” means any Person other than Lonza, Akouos or any of their respective Affiliates.

1.43                        “Third Party License Agreement” means any agreement entered into by Akouos, any of its Affiliates or any Sublicensee with a Third Party, as applicable depending upon whether Akouos, its Affiliate or Sublicensee is the entity that will be paying royalties on Net Sales of the relevant Licensed Product(s), or any amendment or supplement thereto, in each case after the Effective Date, whereby royalties, fees or other payments are to be made by Akouos, its Affiliates or any Sublicensee (as applicable) to such Third Party in connection with the grant of license rights under Intellectual Property that covers or claims either the composition of matter, manufacture or the method of use of any vector or Licensed Gene Target or Licensed Gene Target regulatory element for the relevant Licensed Product in the Field of Use that is Controlled by such Third Party, which rights Akouos or its Affiliates or Sublicensee, as applicable, reasonably determine are necessary to manufacture, have made, import, export, use, sell, offer for sale or otherwise commercialize the Licensed Product in the Field of Use.

1.44                        “Ultra-Rare Field” means any disease, disorder or condition in humans with a total Prevalence in the U.S. of less than 3,000 patients.

1.45                        “Valid Claim” means (a) a claim of an issued and unexpired patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re- examination or disclaimer or otherwise, or (b) a claim of a patent application that is being prosecuted in good faith and has been pending less than [**] from the date of filing of the earliest patent application from which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken. For clarity, in the event that any pending claim of a patent application that does not meet the criteria under  subpart (b) of this Section 1.45 subsequently becomes an issued claim that would qualify under subpart (a) of this Section 1.45, such claim, once it issues, shall thereafter be considered a Valid Claim under this definition.

Article 2 -  Grant of Licenses, Reserved Rights and Sublicensing

2.1                               License Grant. Subject to all of the applicable terms and conditions of this Agreement, Lonza hereby grants to Akouos and its Affiliates an exclusive, non-transferable (except   as

expressly contemplated in Article 17 (“Non-Assignability”)), sublicensable right and license, under the Licensed Intellectual Property, to research, develop, make, have made, manufacture, use, sell, offer to sell, import, export, market, promote, distribute, register and otherwise commercially exploit Licensed Products, in the Field of Use in the Territory.

2.2                               Responsibility for Affiliates. Akouos shall have the right to cause the performance by any of its Affiliates of some or all of Akouos’ obligations hereunder. Akouos shall be responsible and liable for any and all acts or omissions of its Affiliates in connection with the exercise by such Affiliates of their rights granted hereunder and their performance of any of Akouos’ obligations hereunder. If Lonza has a claim arising under this Agreement against an Affiliate, Lonza may seek a remedy directly against Akouos and may, but is not required to, seek a remedy against the Affiliate. Any termination of the Agreement under Article 10 as to Akouos also constitutes termination as to any Affiliates.

2.3                               No Implied Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents owned in whole or in part by Lonza or MEE other than the Ancestral Technology Patent Rights. For the avoidance of doubt, neither Akouos, its Affiliates nor any Sublicensee shall use or practice the Licensed Intellectual Property with respect to any Licensed Gene Target for the  treatment, diagnosis, prevention or palliation of any disease or disorder that is outside the Field of Use.

2.4                               Reserved Rights. The licenses granted by Lonza hereunder are subject to the following reserved rights:

2.4.1                     The rights of the United States of America, as set forth in Public laws 96-517 and 98-620, the regulations promulgated thereunder, and the policy of any federal funding agencies (if applicable). Any rights granted hereunder, which are greater than permitted by Public Laws 96-517 and 98-620, are subject to modification as required to conform to the provisions of those statutes.

2.4.2                     No rights are granted to Akouos or its Affiliates under this Agreement in the Ultra-Rare Field. Notwithstanding the foregoing, Lonza acknowledges that Akouos and MEE are entering into a separate agreement under which Akouos will obtain exclusive license rights in the Ultra-Rare Field under the Ancestral Technology Patent Rights and Ancestral Technology Know-How owned by MEE.  Accordingly, Lonza hereby waives any rights it has under the Lonza-MEE Agreement to grant any Third Parties a license under such Ancestral Technology Patent Rights and Ancestral Technology Know-How outside the Field of Use and Lonza agrees that it shall not request from MEE any permission to grant any such licenses. In addition, Lonza reserves for MEE, the right to (a) use the Licensed Intellectual Property in the Field of Use for any of MEE’s academic, teaching and research purposes, alone or with another academic, government or non-profit research organization and (b) grant non-exclusive licenses under the Licensed Intellectual Property in the Field of Use to other academic, government or not-for- profit research organizations for their academic, teaching and research purposes, but, in either case of (a) or (b) above, not for commercial manufacture or use or licensing to any for-profit or commercial Thirty Party, use in human subjects, Clinical Studies or for diagnostic purposes involving human subjects, or for performing services for a fee; provided, however, that, notwithstanding the foregoing, MEE shall retain the right to (i) use the Licensed Intellectual Property in the Field of Use, either alone or together with any academic or government or non-profit Third Party collaborator or sponsor in any Clinical Studies or in human subjects, provided that such use does not involve any Committed Licensed Gene Target or any Core Product for which Akouos or its Affiliate or Sublicensee has commenced and is continuing to meet its diligence obligations under the provisions of Article 5, and (ii) conduct sponsored research and/or otherwise collaborate on research with any then-current Sublicensees of Akouos under this Agreement, or with any other for-profit or commercial Third Party but only if  such other for-profit or commercial Third Party will not receive any commercial license rights or option to commercial license rights in the Field of Use for any Licensed Gene Target, and (iii) to grant commercial licenses under any intellectual property rights generated in the course of such sponsored research or other collaborative research to such then-current Sublicensees of Akouos, and the foregoing restrictions in this Section 2.4.2 upon uses by MEE with or licensing by MEE to any for-profit or commercial Third Party shall not apply to the specific situations described in either of subparts (i),  (ii) or (iii) of this section.

2.4.3                     Within [**] after the end of each Calendar Quarter, Lonza shall provide Akouos with the name(s) of the applicable academic, governmental or not-for- profit organizations to which MEE has granted any rights under the Licensed Intellectual Property in connection with the rights retained by MEE pursuant to Section 2.4.2 and a description of the research being conducted by such organizations.

2.4.4                     Akouos acknowledges that, prior to the Effective Date, MEE granted [**] certain non-exclusive, research rights under the Licensed Intellectual Property in the Field of Use pursuant to that certain [**] Agreement between MEE and [**] dated as of [**] (such agreement, the “[**] Agreement”. For so long as the [**] Agreement remains in effect, Akouos’ rights under the Licensed Intellectual Property are subject to the licenses granted by MEE to [**] under the [**] Agreement as of the Effective Date. Upon any termination or expiration of the license rights granted to [**] under the [**] Agreement, this Section 2.4.4 shall cease to apply.

2.5                               Sublicensing.

2.5.1                     Right to Grant Sublicenses. Subject to the terms and conditions of this Agreement, Akouos and its Affiliates shall have the right to sublicense their rights under the Agreement, in whole or in part, to one or more Third Parties. Akouos and its Affiliates may permit any of its Sublicensees to grant sublicenses to Third Parties, including through multiple tiers, under their rights to the Licensed Intellectual Property; provided, however, that in connection only with any Pass- Through Sublicense, Akouos and its Affiliates shall not authorize any Sublicensee to permit such Sublicensee’s own sublicensees to grant any further sublicenses of such rights without Akouos’ prior written consent, such consent not to be unreasonably withheld,  conditioned  or  delayed.   Subject  to  Sections  5.1.5 and

10.2.4 of this Agreement, Akouos shall be responsible for any breach of a Sublicense by a Sublicensee that results in a material breach of this Agreement.

2.5.2                     Notice. Akouos shall promptly provide in writing to Lonza, at or around the time that Akouos or its Affiliate enters into bona fide discussions with a Third Party regarding the terms of a potential Sublicense, the identity of any of its or its Affiliates’ proposed new Sublicensees and the estimated Prevalence of the relevant disease indications for the Licensed Gene Targets involved in any such Sublicense (such notice, a “Sublicense Notice”). In the event that  Lonza  disagrees in good faith with the Prevalence as estimated by Akouos in a Sublicense Notice such that any such disagreement would affect whether or not such indication(s) would fall within the Field of Use, Lonza must notify Akouos  in writing of its disagreement (“Objection Notice”) within [**] after Lonza’s receipt of such Sublicense Notice. If Lonza fails to send its Objection Notice to Akouos within the aforementioned [**] period, then Lonza will be deemed to have waived its right to disagree with, dispute or otherwise challenge Akouos’ determination of Prevalence for the indications associated with the Licensed Gene Target identified in the Sublicense Notice. If Lonza provides Akouos with a timely Objection Notice, then Lonza  and Akouos will resolve the disagreement, prior to the execution of any such Sublicense by Akouos or its Affiliate, with Lonza using a process consistent with the Prevalence challenge mechanism described in Section 2.7.2 of the version of the Lonza-MEE Agreement in existence as of the Effective Date. Notwithstanding anything in the Lonza-MEE Agreement to the contrary, Lonza agrees that Akouos will be entitled to designate its own representative to the JSC (as defined in the Lonza-MEE Agreement) and, if applicable, to appoint [**] of  the [**] KOLs (as defined in the Lonza-MEE Agreement) solely for purposes of, and in connection with, the resolution of any dispute regarding Prevalence under this Section 2.5.2.

2.5.3                     Content of Sublicenses. In each Sublicense, Akouos or its Affiliate, as  applicable,  shall  secure  all  appropriate  covenants  (including  with  respect    to confidentiality and Net Sales reporting obligations) from its Sublicensees sufficient to ensure that Akouos can comply with all of its covenants and obligations to Lonza under this Agreement.

2.5.4                     Copies of Sublicenses to Lonza. Akouos shall deliver or cause to be delivered to Lonza a copy of any and all fully executed Sublicenses (which copy may be redacted to remove provisions which are not necessary to monitor compliance with this Agreement) within [**] after execution by Akouos or its Affiliate, as applicable, and the relevant Sublicensee. Akouos shall also provide Lonza [**] with a copy of the reports received by Akouos or its Affiliate, as applicable, from its Sublicensee during the preceding [**] period, beginning [**] from the effective date of the sublicense agreement, to the extent such reports are related to (1) Akouos’ compliance with its obligations under Section 5.1 of this Agreement and (2) Akouos’ obligations with respect to the payment of royalties under Section 3.3 of this Agreement.

2.5.5                     Akouos’ Continuing Obligations. Nothing in Section 2.5 may be construed to relieve Akouos of its obligations to Lonza under this Agreement, including but  not limited to Akouos’ obligations under Section 5.1.

2.6                               Option to License New Ancestral Technology. During the Term, and with respect only to Licensed Gene Targets for which the license granted to Akouos under Section 2.1 has not been terminated under the termination provisions of Article 10, Akouos shall have the exclusive option to obtain an exclusive license, on behalf of itself and its Affiliates, in the Field of Use to any newly developed Ancestral Technology (i.e., Ancestral Technology which is first developed after the Effective Date) which Lonza Controls after the Effective Date according to the following terms:

2.6.1                     At any time after the Effective Date, if Lonza obtains Control of or obtains an exercisable option to Control any new Ancestral Technology, Lonza shall promptly inform Akouos in writing of such Control, or option to Control, and shall provide Akouos with a description of such new Ancestral Technology. If Lonza’s Control of such new Ancestral Technology is the result of Lonza or its Affiliates having acquired or exercised rights in any Intellectual Property that is subject to a license, sublicense, or other agreement between Lonza and/or its Affiliates and MEE, it shall automatically be deemed Licensed Intellectual Property and included in the license granted under Section 2.1, unless Lonza would be required to pay (or has already paid) a license issue, option exercise, or similar fee to MEE (specifically excluding payments of royalties) or any past prosecution expenses, in each case in connection with Lonza’s obtaining Control of such Ancestral Technology (all such fees, collectively, “Acquisition Fees”). In that case, Lonza shall notify Akouos of the amount of the Acquisition Fees and Akouos shall have [**] from its receipt of such notice to decide whether it desires to include any or all of the Ancestral Technology identified in such notice within the scope of the license granted under Section 2.1 of this Agreement (the “Evaluation Period”). Prior to the expiration of the Evaluation Period (or such earlier time as Akouos may notify Lonza in writing of its decision to not include such Ancestral Technology within the scope of this Agreement), Lonza shall not grant any licenses under or to such Ancestral Technology in the Field of Use to any Third Party.

2.6.2                     Upon written notice to Lonza during the Evaluation Period, and subject to Akouos paying Lonza a mutually agreed upon portion of the Acquisition Fees (not to exceed the Acquisition Fees payable by Lonza), Akouos may exercise its option  to include any or all of the new Ancestral Technology subject to such Acquisition Fees by requesting in writing that any or all of such Ancestral Technology be included in the Licensed Intellectual Property, whereupon Lonza shall promptly take such actions as may be necessary to cause the relevant Ancestral Technology to be included in the Licensed Intellectual Property, including without limitation, exercising any option rights it may have to such Ancestral Technology under any agreements it may have with MEE.

2.6.3                     The Parties shall describe any new Ancestral Technology licensed hereunder at any time during the Term in the form of updates to Schedule A (for Patent Rights) and/or

Schedule D (for Know-How), which updated Schedules A and/or D shall replace any prior version(s) thereof when signed by both Parties; provided that failure to update such Schedules shall not affect the rights granted to Akouos under this Section 2.6. In the event Akouos does not exercise its rights to any Ancestral Technology of which it has been notified by Lonza under this Section 2.6 prior to the end of the applicable Evaluation Period, Lonza shall be free to grant licenses under and to such Ancestral Technology in the Field of Use to any Third Party, subject to Akouos’ and its Affiliates’ existing rights in the Licensed Intellectual Property granted under this Agreement.

2.6.4                     Lonza shall not terminate or decline to renew any agreements pursuant to which it Controls or has an option to Control any rights related to Ancestral Technology in the Field of Use without first discussing the situation with Akouos.

Article 3 -  Financial Terms

As the sole monetary consideration for the rights granted by Lonza under this Agreement, Akouos shall make the following payments to Lonza according to this Article 3. As additional consideration for such rights, Akouos shall issue certain shares of Akouos’ common stock in accordance with Section 3.1.

3.1                               Equity.  Akouos shall issue, pursuant to the Stock Grant Agreement between Akouos and Lonza (the “Stock Grant Agreement”) a total of [**] shares of common stock of Akouos, $0.0001 par value per share, (the “Shares”) in the name of Lonza. Akouos represents to Lonza that, immediately prior to the Effective Date, the aggregate number of Shares equals [**] percent ([**]%) of Akouos’ issued and outstanding common stock calculated on a Fully Diluted Basis after giving effect to such issuance. For purposes of this Section 3.1, “Fully Diluted Basis” shall mean that the total number of issued and outstanding shares of the Akouos’ common stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding  options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any Akouos stock or stock option plan in effect on the date of the calculation. The Shares shall vest in equal monthly installments over a two (2) year period beginning on the Effective Date, pursuant to the terms of the Stock Grant Agreement. The Stock Grant Agreement shall permit Akouos to repurchase any unvested Shares upon a termination of this Agreement in the entirety by Akouos due to an uncured material breach by Lonza. In addition, upon request, Lonza shall enter into a voting agreement and right of first refusal and co-sale agreement to the same extent that any other owner of common stock of Akouos has entered into such agreements as of the Effective Date, provided, however, that Lonza shall not be required under the terms of such agreements  in relation to the Shares to agree to modify or amend the terms of this Agreement. The proviso in the immediately preceding sentence shall control over any provision of any such agreements in relation to the Shares that conflicts with such proviso (but only to the extent of such conflict).

3.2                               Milestone Payments. With respect to each Licensed Gene Target, Akouos shall make development and sales milestone payments in the amounts corresponding to the achievement by either Akouos or its Affiliate or by any of its Sublicensees of the development and sales milestones set forth on Schedule B and shall pay the Pass- Through Sublicense Execution Milestone set forth on Schedule B to Lonza in connection with the execution of any Pass-Through Sublicense. Within [**] after achievement of any such milestone event by Akouos or any of its Affiliates or within [**] after receiving notice from any of its Sublicensees that any such sales  or development milestone event has been achieved, as the case may be, Akouos shall notify Lonza of such achievement in writing and Lonza shall issue Akouos an invoice for the amount of the corresponding milestone payment as determined by Section 3.6, which invoice Akouos shall pay or cause to be paid within [**] following its receipt thereof.  Each milestone payment shall be payable only once upon the first achievement  of such milestone with respect to each Licensed Gene Target by Akouos or any of its Affiliates or Sublicensees (other than by Sublicensees pursuant to a Pass-Through Sublicense), and no amount shall be due for subsequent or repeated achievements of such milestone with respect to such Licensed Gene Target by Akouos or any of its Affiliates or Sublicensees (other than by Sublicensees pursuant to a Pass-Through Sublicense), even if multiple Licensed Products are directed to a particular Licensed Gene Target or if a Licensed Product directed to a particular Licensed Gene Target is developed for multiple indications.  With respect to the achievement of such milestones by Sublicensees  pursuant to a Pass-Through Sublicense, each milestone payment shall be payable each time such milestone is achieved by such a Sublicensee with respect to each Licensed  Gene Target, regardless of the number of times the milestone is achieved by such Sublicensee with respect to the same Licensed Gene Target. For the avoidance of doubt, only Net Sales of Licensed Products for which any royalties are payable under Section 3.3 shall be used for determining whether the sales milestones set forth in Schedule B have been met.

3.3                               Royalties. In further consideration of the license granted to Akouos in this Agreement and subject to Sections 3.3.1, 3.4 and 3.5, Akouos shall pay to Lonza, during each applicable Royalty Term, royalties at the applicable royalty rates set forth in Schedule C, based on the portion of annual worldwide Net Sales within each of the royalty tiers set forth in such Schedule C. For the avoidance of doubt, such royalties shall be payable in respect of annual worldwide Net Sales of each Licensed Product recorded by Akouos, Affiliates and Sublicensees, including any Sublicensees having a Pass-Through Sublicense. In addition, in no event shall the mere manufacture of a Licensed Product without a sale or other transfer give rise to a royalty obligation.

3.3.1                     Royalty Reduction. The royalties payable to Lonza hereunder shall be subject to the following reductions set forth in paragraphs (a) through (c) of this Section 3.3.1, which shall apply in addition to the royalty offsets as described in Section 3.4; provided, however, that in no event shall the cumulative application of any applicable royalty reductions described in this Section 3.3.1 and any applicable offsets described in Section 3.4 below, result in the reduction of any single royalty payment or the applicable royalty rate to Lonza to an amount that is less than [**] percent ([**]%) of Net Sales of Licensed Products for the period covered by such payment in any country or for the annual Net Sales of the relevant Licensed Products in any country:

(a)                                 Non-Patent Covered Licensed Products. If the use and/or sale of a Licensed Product are not Covered by a Valid Claim (either because no patent was ever issued for such territory or the patent is no longer  of effect), but the use or sale of the Licensed Product uses or incorporates Ancestral Technology Know-How then, in respect of Net Sales in such country, the royalties payable on the annual Net Sales of such Licensed Products sold in such country by Akouos, its Affiliates and Sublicensees during the Royalty Term shall be calculated at rates that are reduced by  [**] percent ([**]%) from the amounts set forth in Schedule C.

(b)                                 Compulsory Licenses. In the event that Lonza or Akouos receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country, then Lonza or Akouos (whoever has first notice) shall promptly notify the other Party. For purposes of calculating the royalties due to Lonza under Section 3.3 with respect to Net Sales of any Licensed Product in such country where a Compulsory License has been granted, the royalty rate payable by Akouos hereunder for Net Sales of any Licensed Product in such country will be adjusted to match any lower royalty rate granted to such compulsory licensee. In the event any Third Party is granted a sublicense of the rights under Section 2.1 by Akouos in order to avoid the imposition of a Compulsory License (such Third Party, a “Compulsory Sublicensee”), where the royalty rate payable by such Compulsory Sublicensee on Net Sales of Licensed Products is less than the royalty rate paid by Akouos’ other Sublicensee(s) on the Net Sales of Licensed  Products,  then  the  royalty  rate  payable  by  Akouos  to  Lonza hereunder for Net Sales the of Licensed Product by the Compulsory Sublicensee shall be reduced on a pro rata basis relative to the difference between the percentage rate that is paid by such Compulsory Sublicensee to Akouos and the percentage rate payable by the Akouos’ other Sublicensees on Net Sales of Licensed Product. For example, if the royalty percentage rate payable to Akouos by a Compulsory Sublicensee on the first [**] dollars ($[**]) of annual Net Sales of a Licensed Product is [**] percent ([**]%) and the royalty percentage rate payable to Akouos by its other Sublicensees on Net Sales of the same Licensed Product is [**] percent ([**]%), then the royalty rate payable by Akouos  to Lonza for Net Sales of the Licensed Product by the Compulsory Sublicensee shall be reduced by [**] percent ([**]%) from [**] percent ([**]%) to [**] percent ([**]%).

(c)                                  Generic  Competition.  Royalties  payable  on  Net  Sales    of  Licensed Products in any given country shall be subject to additional reductions of (i) [**] percent ([**]%) following a decrease in Net Sales of at least [**] percent ([**]%) but less than [**] percent ([**]%) and (ii) [**] percent ([**]%) following a decrease in Net Sales of [**] percent ([**]%) or greater; in each case, where such decrease in Net Sales is reasonably attributable to entry of one or more “generic” or “biosimilar” product(s) (as applicable) in such country in a particular calendar quarter compared to the average Net Sales of such Licensed Product in such country over the four (4) prior calendar quarters immediately preceding entry of such product.

3.4                               Offsets from Payments.

3.4.1                     Third Party Intellectual Property. If Akouos or any of its Affiliates or Sublicensees enter into one or more Third Party License Agreements, Akouos will be entitled to deduct from its payments to Lonza under Section 3.3 of this Agreement a portion of the total, aggregate royalties payable under all such Third Party License Agreements (“Aggregate Third Party Royalties”), provided the Aggregate Third Party Royalties paid by Akouos and/or its Affiliates or Sublicensees in the relevant Calendar Quarter plus the applicable Lonza Royalty (before applying this deduction) exceed [**] percent ([**]%) of worldwide Net Sales for such Calendar Quarter. The amount of such deduction shall be determined by the formula defined in Schedule E. For clarity, if the Aggregate Third Party Royalties combined with the Lonza Royalty are less than [**] percent ([**]%) then there will be no deduction applicable to Lonza’s royalty amount.

3.4.2                     Examples of the calculation of the deduction permitted under Section 3.4.1 are set forth in Schedule E.

3.5                               Infringement Damages.  Akouos shall be entitled to deduct from any amounts payable  to Lonza under this Article 3 (a) any amounts required to be paid to a Third Party or a Sublicensee by Akouos or any of its Affiliates in order to satisfy an award of damages or comply with a settlement agreement arising out of any Claims that use of the Licensed Intellectual Property by Akouos or its Affiliates or Sublicensees independent of any Akouos Intellectual Property infringes, violates or misappropriates any rights of such Third Party in or to any Intellectual Property and (b) any costs and expenses (including without limitation reasonable attorney’s fees) incurred in connection with defending and/or settling any such Claims and/or any invalidity, infringement or other actions referred to in Section 9.4.

3.6                               Payment. Akouos shall pay such royalties due to Lonza under this Agreement within [**] after the last day of each Calendar Quarter.

3.7                               Sublicensing or Partnering Income.

3.7.1                     Sublicense Income Payments. Except as set forth in Section 3.7.3 and subject to the exclusions in Section 3.7.4, Akouos shall pay Lonza a percentage of all types of payments and consideration Akouos or any of its Affiliates receives from a Sublicensee, including but not limited to sublicense issue fees, upfront payments, option fee or option rights payments, option exercise payments, development and sales milestone payments (subject to Section 3.2), annual payments or maintenance fees, technology access fees, and any other similar license, assignment or option fees or payments made by Sublicensees, in consideration for any Sublicense (“Sublicense Income”) as set forth below (each such percentage payment a “Sublicense Income Payment”):

(a)                                 [**] percent ([**]%) of Sublicense Income attributable to a Licensed Product received after the Effective Date and prior to [**] for the Licensed Product;

(b)                                 [**] percent ([**]%) of the Sublicense Income attributable to a Licensed Product received on or after the [**] for the Licensed Product and prior to [**] for the Licensed Product; and

(c)                                  [**] percent ([**]%) of the Sublicense Income attributable to a Licensed Product received on or after the [**] for the Licensed Product.

3.7.2                     Sublicense Income from Pass-Through Sublicenses.  Except as set forth in Section 3.7.3, Akouos shall pay Lonza a percentage of Sublicense Income it or its Affiliate receives from a Sublicensee under any Pass-Through Sublicenses as set forth below, which payments shall be in lieu of the amounts referred to in subsections (a) through (c) of Section 3.7.1 above:

(a)                                 [**] percent ([**]%) of the Sublicense Income attributable to a Licensed Product received under a Pass-Through Sublicense prior to the [**] for such Licensed Product of at least [**]; and

(b)                                 [**] percent ([**]%) of the Sublicense Income attributable to a Licensed Product received under a Pass-Through Sublicense after the [**] for such Licensed Product of at least [**].

3.7.3                     Without limiting Akouos’ rights under Section 3.7.5, where the Sublicense Income Payment corresponds to the Pass-Through Sublicense Execution Milestone (e.g., it is an upfront license fee) or the achievement of one of the development and/or sales milestones in Schedule B, Akouos shall pay to Lonza the greater of the amount associated with such milestone in Schedule B or the payment amount due after applying the applicable percentage under Section 3.7.1 and 3.7.2 to the Sublicense Income received from a Sublicensee in connection with the achievement of such milestone.

3.7.4                     Exclusions. Excluded from Sublicense Income with respect to which Akouos must pay such percentage pursuant to Section 3.7.1 or 3.7.2, as applicable, are fees or payments for services rendered, reimbursements of R&D expenses (including fully-burdened internal costs and overhead if such costs and overhead was paid by a Sublicensee to Akouos) or patent expenses, payments for equity or debt (provided that such portion that represents a premium in excess of the fair market value for any equity or debt securities shall not be excluded), the attributed (non-monetary) value of any Sublicense granted by Akouos to a Third Party as part of a cross-license arrangement in connection with the settlement of a Claim  of infringement, and royalty payments received by Akouos or an Affiliate with respect to the sale of Licensed Products.

3.7.5                     No Double Payment. Notwithstanding anything to the contrary in Section 3.7, Akouos shall be entitled to (i) deduct from any Sublicense Income Payment due  to Lonza the amount of any development milestone payment paid by a  Sublicensee to Akouos with respect to a Licensed Product when the amount of  any development milestone payment has previously or concurrently been paid by Akouos to Lonza with respect to such Licensed Gene Target pursuant to Section 3.2, and (ii) deduct from any Sublicense Income Payment due to Lonza  the amount of any sales milestone payment paid by a Sublicensee to Akouos with respect to a Licensed Product when the amount of any sales milestone payment has previously or concurrently been paid by Akouos to Lonza with respect to such Licensed Gene Target pursuant to Section 3.2; provided, however, that in both (i) and (ii) any amount paid to Lonza pursuant to Section 3.2 may be deducted from Sublicense Income Payments received from a particular Sublicensee only once.

3.8                               Patent Expenses. Akouos shall fully reimburse Lonza for patent expenses specifically related to Licensed Products incurred and paid by Lonza for the Ancestral Technology Patent Rights after the Effective Date of the Agreement, to the extent such portion of those expenses is not required to be reimbursed by an Third Party; provided, however, that with respect to the expenses generally related to the Ancestral Technology Patent Rights (i.e. patent family solely owned by MEE), Akouos shall only be responsible for [**] of such expenses. Lonza shall submit invoices to Akouos for Akouos’ share of such patent expenses not later than [**] after Lonza incurs such expenses. Each such invoice shall include a reasonably detailed description of the expenses. Akouos shall pay amounts shown on such invoices within [**] after Akouos’ receipt of the invoice.

3.9                               Waiver or Deferral.  Waiver or deferral by Lonza of any payment owed under   Section 3.2 or Section 3.3 may not be construed as a waiver or deferral of any subsequent payment owed by Akouos to Lonza.

3.10                        Form of Payments and Taxes. Payments may be paid by check made payable to Lonza and sent to:

Lonza Houston Inc.

12261 Collections Center Drive

Chicago IL, 60693

United States

or such other addresses which Lonza may designate in writing from time to time. Checks are to be made payable to “Lonza Houston Inc.”.

Wire transfers may be made through:

Wires/EFTS:

Lonza Houston Inc.

[**]

For Wires and EFT payments, please email remittance advice to [**].

Akouos shall pay all amounts payable to Lonza under this Agreement in United States funds without deduction for taxes, exchange, collection or other charges that may be imposed by any country or political subdivision with respect to any amounts payable to Lonza under this Agreement. Akouos is responsible for paying, or ensuring payment of, such taxes, exchange, collection or other charges, other than taxes attributable to Lonza’s net income.

3.11                        Currency Conversion. If any currency conversion is required in connection with any payment owed to Lonza, the conversion will be made at the buying rate for the transfer of such other currency as quoted by the Wall Street Journal on the last business day of the applicable accounting period in the case of any payment payable with respect to a specified accounting period or, in the case of any other payment, the last business day before the date the payment is due.

3.12                        Interest. Any payment owed to Lonza under this Agreement that is not made when due will accrue interest beginning on the first day following the due date specified in Article 3. The interest will be calculated at the annual rate of the sum of (a) [**] percent ([**]%) plus (b), the prime interest rate quoted by Bank of America on the date the payment is due, the interest being compounded on the last day of each Calendar Quarter. However, the annual rate may not exceed the maximum legal interest rate allowed in Massachusetts. The payment of interest as required by this Section 3.12 does not foreclose Lonza from exercising any other rights or remedies it has as a consequence of the lateness of any payment.

3.13                        Payments to MEE. As between the Parties, Lonza shall be responsible for the timely payment of any amounts due under the Lonza-MEE Agreement.

3.14                        Right to Offset. Without limiting its rights under Section 10.3, Akouos shall have the right to offset any amount owed to it by Lonza under or in connection with this Agreement, including in connection with any breach, against any future payments owed by Akouos to Lonza under this Agreement, in each case based on a final determination by an arbitrator pursuant to an arbitration proceeding administered pursuant to Section 15.2. Such offsets shall be in addition to any other rights or remedies available under this Agreement and applicable law; provided, however, that, in no event may any payment to Lonza hereunder be reduced as a result of the application of any offset permitted under this Section 3.14 by more than [**] percent ([**]%).  In the event that Akouos is not able  to deduct the full amount of the permitted deduction from the amount due to Lonza as a result of the proviso set forth in the preceding sentence, Akouos shall be entitled to  deduct any undeducted excess amount from subsequent amounts owed to Lonza (subject in each case to the proviso set forth in the preceding sentence).

Article 4 -  Royalty Reports, Payments and Financial Records

4.1                               Royalty Reports. Within [**] after March 31, June 30,  September 30  and December 31, of each year in which this Agreement is in effect following First Commercial Sale of a Licensed Product in any country, Akouos shall deliver to Lonza full, true and accurate reports of its activities and those of its Affiliates or Sublicensee(s), if any, relating to the sale of Licensed Products and any Sublicense Income received during the preceding three (3) month period (each such three (3) month period, a “Calendar Quarter”). These reports must include the following with respect to the preceding Calendar Quarter:

(a)                                 Number of Licensed Products sold by Akouos, and any Affiliates or Sublicensees, in the Territory;

(b)                                 Total revenues recorded for the Licensed Products sold by Akouos and any Affiliates or Sublicensees;

(c)                                  Deductions applicable to determining Net Sales;

(d)                                 The nature and amount of Sublicense Income received by Akouos or its Affiliates; and

(e)                                  Total royalties due to Lonza.

With each report, Akouos shall pay to Lonza the royalties accrued during the preceding Calendar Quarter.  If no royalties are due, Akouos shall so report.   If multiple Licensed Products are Covered by the license granted under this Agreement, Akouos shall separately identify Net Sales of each Licensed Product in the section of the royalty report responsive to clause (b) above.

4.2                               Record Keeping.

4.2.1                     Books and Records. Akouos shall keep, and shall require its Affiliates and Sublicensees to keep, true books of account containing an accurate record (together with supporting documentation) of all data necessary for determining  the amounts payable to Lonza for a period of [**] following the end of the calendar year to which they pertain. Akouos shall keep it records at its principal place of business or the principal place of business of the appropriate division of Akouos to which this Agreement relates and shall require its Affiliates and Sublicenses to keep their books and records in the same manner.

4.2.2                     Inspections. In order for Lonza to determine the correctness of any report or payment made under this Agreement, Akouos shall make its records available for inspection in accordance with this Section 4.2.2 for a period of [**] following the end of the calendar year to which they pertain. Akouos shall also require any Affiliates to make their records available for inspection by Lonza, in the same manner as provided in this Section 4.2.2.

[**], Lonza may cause a certified public accountant selected  by Lonza and reasonably acceptable to Akouos to inspect such records during regular business hours; provided, however, Lonza may only cause any specific records to be inspected [**]. In conducting inspections under this Section 4.2.2, Akouos agrees that Lonza’s accountant may have access to all records which Lonza reasonably believes to be relevant to calculating royalties owed to Lonza under Article 3. Akouos may require the accountant to sign a customary nondisclosure agreement prior to undertaking any such inspection, and any and all books, records, reports and other documents inspected by such accountant shall be deemed Akouos’ Confidential Information. Lonza may receive a summary of the accountant’s findings but shall not permit the accountant to disclose such books, records, reports and other documents to Lonza.

If the inspections show an underpayment of any payment owed to Lonza under Article 3, Akouos shall pay Lonza the unpaid amounts due hereunder, plus  interest as set forth in Section 3.12, within [**] after receiving a  written audit report from the accountant. Lonza is responsible for the cost of any inspection, unless the examination shows an underreporting in excess of [**] percent ([**]%) for any twelve (12) month period, in which case Akouos shall reimburse Lonza for the cost of the inspection within [**] of receipt of an invoice.

Article 5 -  Operations under the License

5.1                               Diligence Obligations.

5.1.1                     General Obligations.

(a)                                 Within [**] after the Effective Date, and as updated within  [**] after every twelve (12) month anniversary of the Effective Date thereafter during the Term, Akouos shall provide Lonza with a bona fide written development plan that describes Akouos’ overall program for researching and developing Licensed Products in the Field of Use  (“General Development Plan”). The General Development Plan shall set forth a description of all Committed Licensed Gene Targets and the particular Licensed Products that Akouos initially intends to develop with respect to each of such Committed Licensed Gene Targets in the Field of Use and shall cite Akouos’ goals and objectives for the [**] period following the date of the General Development Plan.

(b)                                 Akouos, either directly or through its Affiliate(s) or Sublicensee(s), shall, after the date that is [**] from the Effective Date, use Commercially Reasonable Efforts for each Committed Licensed Gene Target to research, develop and, once approved by the relevant Regulatory Authority, commercialize Licensed Products directed to such Committed Licensed Gene Target in the Field of Use and to market and sell such Licensed Products to customers located in the United States, Japan, and at least [**] of [**] (each a “Major Market”). For the avoidance of doubt, the obligation to use Commercially Reasonable Efforts shall apply to each Committed Licensed Gene Target after the date that is [**] after the Effective Date if Akouos (or its Affiliate or Sublicensee, as applicable) has commenced any research, development or commercial activities for such Committed Licensed Gene Target. For clarity, Akouos shall have no obligation to use any particular level of effort (including any effort) to develop or commercialize Licensed Products in any particular country or countries other than for the countries expressly provided in this Section 5.1.1(b).

(c)                                  During the time period from the Effective Date of this Agreement until the [**] anniversary of the Effective Date Akouos will use Commercially Reasonable Efforts to raise a total of at least [**] U.S. Dollars (US $[**]) in capital funding across all fundraising rounds, tranches and sources to fund its operations, including cash for the purchase of capital stock, debt financing, grant funding and other sources of non-dilutive capital, and Sublicense Income (net of any Sublicense Income Payment to Lonza); provided, however that, in the event that as of such [**] anniversary date, Akouos has not actually received funding in the total amount described above despite having used Commercially Reasonable Efforts to secure funding in that amount, but is expected to have received such amount if all amounts that are then committed under binding definitive agreements with third parties under pending additional tranches of funding that are due and expected within the subsequent [**] period, then Akouos shall not be considered in breach of this Section 5.1.1(c) and the Parties shall discuss and consider in good faith and shall make a reasonable adjustment to the total amount described above, or an extension to such period as may be reasonable in the circumstances.

5.1.2                     Licensed Gene Target-Specific Obligations.

(a)                                 In addition to the general diligence obligations described in Section 5.1.1 above, within [**] after the Effective Date, Akouos shall provide Lonza with a minimum of [**] separate, bona fide written development plans, each describing Akouos’ specific program for researching and developing one or more Licensed Products with respect to  a different Licensed Gene Target in the Field of Use (each such plan, a “Target Development Plan” and each such associated Licensed Product, a “Core Product”); provided, however that, Akouos shall have the right to satisfy such obligation and the obligations of this Section 5.1.2 with a total of at least [**] such Target Development Plans/Core Products, collectively, provided to Lonza and MEE in total across this Agreement  and the MEE-Akouos License Agreement, as long as at least [**] of such Target Development Plans/Core Products falls within the Field of Use under this Agreement. Each Target Development Plan shall set forth the particular Licensed Product(s) that Akouos intends to develop with respect to the corresponding Licensed Gene Target and shall include Akouos’ anticipated timelines for the achievement of key clinical development, regulatory and commercial milestone events. Akouos shall update each of the Target Development Plans at least [**], provided, however, that the first such update need not be delivered sooner than [**] after the date of the initial Target Development Plan.

(b)                                 Akouos shall, either directly or through its Affiliate(s) or Sublicensee(s) (except that Akouos may not satisfy the obligations of this Section 5.1.2 through any Pass-Through Sublicense), use Commercially Reasonable Efforts for diligence to proceed with the research, development and commercialization activities (once approved by the relevant Regulatory

Authority), as applicable, as set forth under each Target Development Plan and for each associated Core Product as soon as practicable,  consistent  with the then-current Target Development Plan for such Core Product. For the avoidance of doubt, Akouos shall not be required to develop and commercialize Core Products simultaneously, and may stagger the development and commercialization timelines for each Core Product. In addition, Akouos may at any time, upon written notice to Lonza, suspend its activities under any particular Target Development Plan and commence development activities instead under a replacement Target Development Plan involving an alternate Licensed Gene Target/Core Product which is  not already covered by a Target Development Plan, in which case Akouos’ obligations under this Section 5.1.2 shall cease to apply with respect to the Licensed Gene Target designated for development under the suspended Target Development Plan and shall instead apply to the Licensed Gene Target designated for development under the replacement Development Plan. For the avoidance of doubt, the selection by Akouos of any alternate Licensed Gene Target as a potential replacement for an existing Licensed Gene Target associated with a Core Product will be subject to the availability of such Licensed Gene Target for selection under  the provisions of Section 5.9 in view of Third Party sublicensing discussions already underway or agreements that may have already been executed with a Third Party pursuant to Section 5.9 at the time that Akouos desires to select such alternate Licensed Gene Target.

5.1.3                     Licensed Product Minimum Diligence Obligations. Without limiting Akouos’ obligations under Section 5.1.2, and in addition to the general diligence obligations stated under Section 5.1.1, commencing on the date that is [**] after the Effective Date, Akouos shall, or shall cause its Affiliates and/or Sublicensees to, use Commercially Reasonable Efforts to achieve the following development objectives with respect to each Licensed Product it develops in the Field of Use on its own or with its Affiliates or Sublicensees:

(a)                                 [**];

(b)                                 [**];

(c)                                  [**];

(d)                                 [**]; and

(e)                                  [**].

For the avoidance of doubt, Akouos shall not be required to cause its Sublicensees to use Commercially Reasonable Efforts to achieve the foregoing development objectives to the extent such objectives have already been achieved as of the date the relevant Sublicense was granted.

5.1.4                     Development and Commercialization Reports; Additional Requirements for General Development Plan and Target Development Plans.

(a)                                 On or before each anniversary of the Effective Date, Akouos shall provide to Lonza a written report describing the efforts by Akouos, its Affiliates  and its Sublicensees, as applicable, to develop and commercialize Licensed Products. The report shall be in sufficient detail to permit Lonza to  ascertain Akouos’ compliance with the due diligence provisions of this Agreement. Akouos shall include at least the following in these reports: (i) a summary of Akouos’, its Affiliates’ and its Sublicensees’ progress toward meeting the goals and objectives that had been established for the previous year; and (ii) a summary of Akouos’, its Affiliates’, and its Sublicensees’ goals and objectives for the ensuing year for developing and commercializing Licensed Intellectual Property, including an identification of additional Licensed Products that Akouos and its Sublicensee(s) intend  to develop, if any.

(b)                                 Each annual General Development Plan that is submitted by Akouos to Lonza, and each update thereto, and each Target Development Plan submitted by Akouos or by its Affiliate or Sublicensee, and each [**] update thereto, will include along with the description of the actual development plan activities, the additional information and elements as described in Schedule F.

5.1.5                     Activities of Affiliates and Sublicensees. Activities by Akouos’ Affiliates and Sublicensees will be considered Akouos’ activities under this Agreement for purposes of determining whether Akouos has complied with its obligation to use Commercially Reasonable Efforts; provided, however, that the activities carried out under a Pass-Through Sublicense granted pursuant to this Agreement may not be used to show compliance with any of the obligations of Section 5.1.2. Notwithstanding the foregoing, if, due to the acts or omissions of a Sublicensee, any of the diligence obligations under this Section 5.1 have not been met or are not being met, Akouos shall have the right, but not the obligation, upon written notice to Lonza, to (a) carry out such diligence obligations on its own or through another Sublicensee, (b) cause the relevant Sublicensee to cure the deficiency within any applicable cure periods provided for in the Sublicense or, if none apply, within a reasonable period of time or (c) in the case of a Pass-Through Sublicense granted under Section 5.9, terminate the Pass-Through Sublicense in accordance with its terms, in which case, the corresponding Target Development Plan with respect to the terminated Licensed Gene Target shall be deemed null and void and will no longer be deemed a Committed Licensed Gene Target unless and until it subsequently re-qualifies as a Committed Licensed Gene Target. If Akouos exercises any of the foregoing rights promptly after becoming aware of the deficiency, the acts or omissions of the Sublicensee shall not be deemed a breach by Akouos of its diligence obligations under this Agreement.

5.1.6                     Failure to Achieve Development Objectives.     In the event that, despite the   use of Commercially Reasonable Efforts, Akouos becomes aware that, due to any relevant scientific, regulatory, safety, development, or commercial circumstances beyond the reasonable control of Akouos or any of its Affiliates or Sublicensees, as applicable, (a) any of the development or regulatory or commercial launch milestone dates set forth in Section 5.1.3 will not be achieved or (b) any similarly material milestone dates or development commitments set forth in the General Development Plan or any Target Development Plan will not be achieved, or (c) it will be unable to commence or continue the pre-clinical or clinical development activities as contemplated under the applicable Target Development Plan or General Development Plan, then Akouos will notify Lonza in writing in advance of such failure to achieve the expected development or regulatory or commercial launch milestone dates, and the Parties will confer in good faith to discuss a revised General Development Plan or Target Development Plan, as applicable, that is acceptable to Akouos and Lonza and mitigates or otherwise takes into account such circumstances. For the avoidance of doubt, failure to achieve any of the minimum diligence obligations or perform any particular activities specified  in a General Development Plan or Target Development Plan (including as either may be updated) will not, in and of itself, be considered a breach of this Agreement so long as Akouos has complied with its obligations to continuously use Commercially Reasonable Efforts to achieve such minimum diligence obligations and the objectives and timelines of the General Development Plan or Target Development Plan, as applicable. Lonza shall notify Akouos of any objections to any revised General Development Plan or Target Development Plan within [**] after submission by Akouos, failing which such General Development Plan or Target Development Plan shall be deemed approved by Lonza. In the event that Lonza provides Akouos with timely notice of its  objection to any revised General Development Plan or Target Development Plan and, following at least [**] of efforts to reach agreement on a revised General Development Plan or Target Development Plan, the Parties cannot agree on a revision or other remedy, then Lonza may request that Akouos provide further evidence of its Commercially Reasonable Efforts to achieve the relevant milestone set forth above. If, and only if, after reviewing such further information requested and provided, Lonza makes a determination that Akouos has failed to demonstrate that Akouos has used Commercially Reasonable Efforts to meet its diligence obligations as stated under this Article 5 for any Committed Licensed Gene Target or any Licensed Product directed to any Committed Licensed Gene Target, Lonza shall notify Akouos of such determination in writing and may  treat such failure to meet its diligence obligations as a material breach of this Agreement. Any such allegation of breach shall be subject to Akouos’ rights  under this Agreement to dispute and/or cure it.

5.1.7                     For the avoidance of doubt, if Akouos materially breaches any of the diligence requirements of Section 5.1.1, 5.1.2 or 5.1.3 with respect to any of the [**] Target Development Plans or any of the associated Core Products that are the subject of this Agreement, then, unless Lonza elects at its sole discretion to instead trigger the provisions of Section 5.9 in view of such failure, if such breach is not cured in accordance with the relevant provisions of Section 10.2, Lonza shall have the right to terminate this Agreement with respect to all existing and potential future Licensed Gene Targets (regardless of whether or not such Licensed Gene Target is listed as a Committed Licensed Gene Target at such time) other than those for which Akouos or its Affiliate or Sublicensee is continuing to satisfy its diligence obligations under this Article 5, in accordance with the termination provisions of Section 10.2.2.

5.2                               Regulatory Matters.  As between Akouos and Lonza, Akouos shall own and maintain  all Regulatory Approvals for the Licensed Product in its own name and shall act as the sole point of contact for all communications with Regulatory Authorities in connection with the development, commercialization and manufacturing of the Licensed Product. Lonza shall provide Akouos with all reasonably requested assistance in connection Akouos’ filings and correspondence with Regulatory Authorities.

5.3                               Other Government Laws. Akouos shall comply with, and ensure that its Affiliates and Sublicensees comply with, all mandatory and applicable government statutes and regulations that relate to Licensed Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified   in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

5.4                               Patent Marking. To the extent commercially feasible and consistent with prevailing business practices and applicable law, Akouos shall mark, and shall require its Affiliates and Sublicensees to mark, all Licensed Products sold in the United States with the word “Patent” and the number or numbers of the Patent Rights applicable to the Licensed Product.

5.5                               Publicity - Use of Name. Akouos, its Affiliate and Sublicensees are not permitted to use the name of “Massachusetts Eye and Ear Infirmary” or any variation, adaptation, or abbreviation thereof, its related entities or its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission (except as required by law), without the prior written consent of MEE in each case. However, Akouos may (a) refer to publications in the scientific literature by employees of MEE or (b) state that a license from MEE has been granted as provided in this Agreement. The Parties shall use reasonable efforts to obtain permission from MEE to issue a mutually acceptable joint press release announcing this Agreement.

5.6                               U.S. Manufacture. Subject to Article 6, in partial consideration of the rights granted by Lonza to Akouos under this Agreement, Akouos shall, unless waived, manufacture in the United States Licensed Products which are leased, used or sold in the United States. Akouos shall also require any Affiliate(s) or Sublicensee(s) to comply with this U.S. manufacture requirement.

5.7                               Akouos’ Right to Subcontract. With or without Lonza’s consent, Akouos may perform any of its obligations under this Agreement by subcontracting such performance to one or more Third Parties; provided, however, that any such subcontracting shall be solely with respect to specific obligations and not with respect to the performance of all of Akouos’ obligations under this Agreement, and provided further, that Akouos may only engage a Third Party subcontractor if (a) no rights of Lonza under this Agreement (including the right to receive payments under this Agreement) would be diminished or otherwise adversely affected as a result of such subcontracting and (b) the subcontractor undertakes the obligations of confidentiality and non-use regarding Confidential Information that are consistent with those undertaken by the Parties pursuant to Article 7 hereof. No such subcontract granted or entered into by Akouos as contemplated by this Section 5.7 shall relieve Akouos of any of its obligations under this Agreement except to the extent such obligations are performed by the relevant subcontractor in accordance with Akouos’ obligations under this Agreement.

5.8                               Ongoing Communication. Subject to any obligations of confidentiality to which each respective Party may be subject, each Party shall make appropriate personnel available from time to time at the other Party’s reasonable request to answer questions from the other Party concerning the status of the development of the Ancestral Technology and to discuss and attempt to resolve any issues or concerns a Party may have. Without limiting the generality of the foregoing, (a) if Akouos wishes to permit one or more Sublicensees to develop Licensed Products which target multiple Licensed Gene Targets, or (b) if Akouos wishes to amend a Pass-Through Sublicense to license new Intellectual Property to the relevant Third Party such that the Sublicense is no longer a Pass-Through Sublicense, then, in either case, Akouos shall notify Lonza in writing and the Parties shall discuss in good faith any amendments to this Agreement and/or financial reconciliation which the Parties determine to be appropriate in light of such circumstances. Lonza shall use reasonable efforts to procure from MEE any amendments to the Lonza-MEE Agreement or other rights, authorizations or consents necessary to give effect to any mutually acceptable proposed amendments to this Agreement.

5.9                               Third Party License Requests.

5.9.1                     Obligation to Sublicense or Develop Certain Licensed Gene Targets. If a  Third Party notifies Lonza that it is interested in obtaining a license under the Licensed Intellectual Property to develop and/or commercialize one or more Licensed Products with respect to a particular Licensed Gene Target for which Akouos has not (either by itself or through any of its Affiliates or Sublicensees) commenced diligence activities for, or has commenced diligence activities for but has materially breached its diligence obligations under either Section 5.1.1, 5.1.2 or 5.1.3 (without curing such breach under the provisions of Section 10.2),   (such Licensed Gene Target, a “Proposed Gene Target” and such request, a “Third Party License Request”), Lonza may, in its discretion, provide written notice to Akouos of such Third Party License Request.  Such notice shall include, at a minimum,  the identities of the Proposed Gene Target, the Third Party requesting the license and the clinical indications for which the Third Party intends to develop Licensed Products under the license. Within [**] after Akouos’ receipt of any such notice of a Third Party License Request, Akouos shall elect either to (a) negotiate to enter into a Pass-Through Sublicense for the development and commercialization of one or more Licensed Products for the Proposed Gene Target identified in the Third Party License Request or (b) submit a Target Development Plan to Lonza under which Akouos, its Affiliate, a Sublicensee or the Third Party who submitted the Third Party License Request would develop and commercialize such Licensed Product(s) (a “Proposed Target Development Plan”), and shall provide Lonza with written notice of such election (an “Election Notice”) prior to the end of such [**] period.

5.9.2                     Negotiation of Sublicenses.

(a)                                 If Akouos elects under Section 5.9.1 to negotiate to enter into a Pass- Through Sublicense with respect to a Proposed Gene Target, Akouos shall, promptly after delivering the corresponding Election Notice to Lonza, commence good faith discussions with the Third Party that submitted the Third Party License Request, or a different Third Party identified by Akouos in the Election Notice and reasonably acceptable to Lonza, with respect to such Pass-Through Sublicense and negotiate in good faith to enter into such Pass-Through Sublicense. So long as the relevant Third Party continues to negotiate in good faith, Akouos shall continue such negotiations for [**], extendable as needed to [**] after the initiation date of the negotiations for such relevant Election Notice (or such longer period as Lonza may agree to in writing), or until any earlier execution and delivery of the Pass-Through Sublicense. In no event shall Akouos be required, in connection with the execution of any Pass-Through Sublicense, to grant or otherwise procure for any Third Party, any rights to any Intellectual Property other than the Licensed Intellectual Property. Upon execution and delivery of such Pass-Through Sublicense, the Pass-Through Sublicense shall be subject to all of the terms and conditions of this Agreement as are applicable to any other Pass-Through Sublicense and Akouos shall have no further obligations under this Section 5.9 with respect to the Third Party License Request.

(b)                                 In the event Akouos fails to enter into  a Sublicense in  accordance with  Section 5.9.2(a) within the timeframe permitted thereunder, then Akouos shall promptly provide Lonza with a written explanation for such failure together with an unredacted copy of the latest version of the term sheet or Sublicense agreement that was last under consideration between Akouos and such Third Party. As long as such explanation from Akouos is reasonably detailed and contains a commercial justification (i.e., it provides Lonza with a relatively clear understanding of why Akouos’ negotiations with such Third Party failed) and is provided by Akouos in good faith, then Akouos shall have no further obligation to negotiate with or grant a Pass-Through Sublicense to such Third Party in regards to such Proposed Gene Target. If Lonza concludes in good faith that Akouos’ explanation or rationale for failure to conclude the deal is not based on reasonable good-faith objections by Akouos or reasonable then-current market-based terms or expectations or is not reasonably detailed enough for it to understand why Akouos’ negotiations with the Third Party failed, then it may request that

Akouos provide it with additional information regarding the outcome of Akouos’ negotiations with such Third Party and the basis for Akouos’ failure to conclude a deal with such Third Party and Akouos shall provide that information to Lonza in a timely manner. If, however, Akouos does not provide Lonza with a written explanation for its failure to negotiate  a license with the relevant Third Party following the conclusion of the aforementioned [**] period or does not provide Lonza with the additional information and the reasonable rationale as requested by it pursuant to the immediately preceding sentence, as applicable, then Lonza shall have the right to terminate this Agreement with respect only to the Licensed Gene Target which was the subject of the Third Party License Request submitted by such Third Party, in accordance with Section 10.2.1; provided, however, that if such Licensed Gene Target was originally the subject of one of the [**] Target Development Plans or any associated Core Product and, following an uncured breach by Akouos of its diligence obligations under Section 5.1.1, 5.1.2 or 5.1.3 with respect to such Target Development Plan or associated Core Product, Lonza elected to exercise its option under Section 5.1.7 by providing Akouos with a Third Party License Request for the Licensed Gene Target associated with such Target Development Plan or Core Product pursuant to Section 5.9.1, then Lonza shall have the right to terminate the Agreement pursuant to the termination provisions of Section 10.2.2 as a result of Akouos’ failure to negotiate a license with the relevant Third Party as set forth in this Section 5.9.2(b). Either type of such elected termination shall be Lonza’s sole and exclusive remedy for Akouos’ failure to enter into a Sublicense in accordance with Section 5.9.2(a). For clarity, any Sublicense resulting from any negotiations with such potential Third Party Sublicensee shall be consistent with the terms and conditions of this Agreement.

5.9.3                     Submission of Proposed Target Development Plan.

(a)                                 If Akouos elects under Section 5.9.1 to submit a Proposed Target Development Plan, Akouos shall have [**] from the delivery of the Election Notice to submit its Proposed Target Development Plan to Lonza. Lonza shall then have [**] to review and comment on the Proposed Target Development Plan. Within [**] after submission of its Proposed Target Development Plan, Akouos shall submit in good faith a final Proposed Target Development Plan to Lonza, which final Proposed Target Development Plan must (i) be consistent with all of the diligence obligations as stated in Sections 5.1.1, 5.1.2 and 5.1.3  herein, (ii) reasonably demonstrate how Akouos anticipates it will meet its obligations to use Commercially Reasonable Efforts under this Agreement with respect to the applicable Licensed Gene Target, and (iii) take into account Lonza’s reasonable comments. Any final Target  Development  Plan submitted under this Section 5.9.3(a) shall be subject to all of the  terms and conditions of this Agreement as are applicable to any other Target Development Plan, and, upon such submission, Akouos will be required to continuously satisfy its diligence obligations as stated in this Agreement for the pursuit of such Target Development Plan, and shall have no further obligations under this Section 5.9 with respect to the associated Third Party License Request.

(b)                                 If Lonza concludes in good faith that Akouos’ Proposed Target Development Plan fails to comply with the requirements set forth in  Section 5.9.3(a), then it may request that Akouos provide it with additional information regarding its anticipated development and commercialization efforts and/or make modifications to the plan with respect to such Licensed Product(s) and Akouos shall provide such reasonably requested additional information and make such reasonably requested modifications in a timely manner. If Akouos does not provide Lonza with the Proposed Target Development Plan(s) required under this Section 5.9.3(b), or does not provide Lonza with the additional information requested by it pursuant to the immediately preceding sentence, Lonza shall have the right to terminate this Agreement with respect to the Licensed Gene Target that was the subject of the  Third Party License  Request, in  accordance with     Section 10.2.1. Such termination shall be Lonza’s sole and exclusive remedy for Akouos’ failure to submit such Proposed Target Development Plan(s) and/or additional information.

5.9.4                     Exemptions. If, after receipt of a written notice from Lonza of a Third Party License Request, Akouos determines that based on compelling bona fide scientific, technical or commercial strategic reasons, carrying out either of the actions contemplated under clauses (a) and (b) of Section 5.9.1 would be reasonably likely to materially hinder or otherwise materially jeopardize (a) the competitive position of Akouos, (b) Akouos’ rights under this Agreement as they relate to Licensed Gene Targets other than the Proposed Gene Target, (c) Akouos’ relationships with its Sublicensees, suppliers, customers and/or other Third Parties or (d) the successful development and commercialization of Licensed Products pursuant to this Agreement, Akouos may request in writing that Lonza withdraw the Third Party License Request. Any such request shall be accompanied by a reasonably detailed statement of the compelling reasons for the request. If Akouos’ concerns, taking into account Akouos’ then-current Development Plan, Intellectual Property portfolio, status of the development of sublicensing of Licensed Products, and other factors relevant to Akouos, meet the standard described above for an exception, Lonza shall promptly grant Akouos’ request to have the Third Party License Request withdrawn. Upon any such withdrawal, Akouos shall have no obligations with respect to the Third Party License Request under Section 5.9.1 or any duplicate or substantially similar Third Party License Request, and Lonza’s termination rights under Section 10.2.1 or under Section 10.2.2, if applicable, shall not come into effect with respect to the Third Party License Request or any duplicate or substantially similar Third Party License Request. If the parties disagree as to whether Akouos’ concerns meet the relevant standard for an exception, the dispute resolution process set forth in Article 15 shall apply. Notwithstanding anything to the contrary in this Section 5.9.4, Akouos may not request that Lonza withdraw

Third Party License Requests with respect to more than [**] Licensed Gene Targets in any [**] period under this Agreement.

5.9.5                     Lonza shall not submit any notices of a Third Party License Request to Akouos during the first [**] after the Effective Date without Akouos’ prior written approval. After such [**] period, Lonza may submit no more than [**] such notices during any [**] period without Akouos’ prior written approval; provided, however, that any request withdrawn by Lonza pursuant to Akouos’ written request under Section 5.9.4  shall not be counted toward such limit of [**] notices of Third Party License Requests.

Article 6 -  Exclusive Manufacture with Lonza

6.1                               Manufacturing Agreements. The Parties shall negotiate in good faith the terms of, and shall seek to enter into, separate clinical and commercial  manufacturing  agreements under which Lonza would manufacture and supply Licensed Products for Akouos in the Territory (the “Manufacturing Agreements”). The Parties intend to enter into such a Manufacturing Agreement for clinical supplies of Licensed Products no later than [**] prior to the Initiation of Phase I Clinical Studies with respect to the first Licensed Product and a Manufacturing Agreement for commercial supply of Licensed Products no later than [**] prior to the anticipated date of Regulatory Approval for the first Licensed Product.

6.2                               Exclusivity. The Manufacturing Agreements shall include Akouos’ appointment  of Lonza as its exclusive manufacturer of Licensed Products, subject to Lonza’s ability to provide Licensed Products at agreed-upon prices and in the quantities and on the timeframes reasonably requested by Akouos. The Manufacturing Agreements would permit Akouos’ Sublicensees to place orders for Licensed Products on the same terms  and conditions applicable to Akouos; provided, however, that such Sublicensees would in no event be required to procure all or any of their requirements for Licensed Products from Lonza. For the avoidance of doubt, there is no requirement or guarantee that Akouos will have requirements for the manufacture of any particular quantity of Licensed Products; it being understood that to the extent Akouos does require such manufacture, it will comply with all applicable exclusivity requirements under the Manufacturing Agreement.

Article 7 -  Confidentiality

7.1                               Non-Disclosure Obligation. Each Party agrees, during the term of this Agreement, and for [**] thereafter, to employ all reasonable efforts to maintain the other Party’s Confidential Information secret and confidential, such efforts to be no less than the degree of care employed by such Party to preserve and safeguard its own confidential information. The Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under this Agreement and shall not disclose or reveal the Disclosing Party’s Confidential Information to anyone except employees or agents of or consultants to the Receiving Party or its Affiliates (and in the case of Akouos as the Receiving Party, its actual or potential Sublicensees, subcontractors, investors and/or potential acquirers) (collectively, “Representatives”)  who have a need to know the information and who are subject to written obligations of confidentiality under which they are required to abide by the obligations of  confidentiality and restrictions on use set forth in Section 7 and are advised by the Receiving Party of the confidential nature of the Confidential Information.  The  Receiving Party shall be responsible for any breach of this Article 7 by its Representatives. The Receiving Party’s obligations under this Section 7.1 shall  not extend to any information that:

7.1.1                     at the time of disclosure is in the public domain;

7.1.2                     becomes part of the public domain, by publication or otherwise, through  no breach of this Agreement by the Receiving Party;

7.1.3                     at the time of disclosure is already in possession of the Receiving Party, as established by contemporaneous written records;

7.1.4                     is lawfully provided to the Receiving Party, without restriction as to confidentiality or use, by a Third Party not known by the Receiving Party to be subject to any obligation of confidentiality with respect to such information; or

7.1.5                     is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

7.2                               Government-Required Disclosure. If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose information subject to an obligation of confidentiality under this Agreement, such Party shall comply with the order, but shall notify the other Party as soon as possible, so as to provide the said Party an opportunity to apply to a court of record for relief from the order. In addition, nothing in this Agreement shall prohibit the Receiving Party from disclosing Confidential Information to the extent such disclosure is necessary to comply with the rules of any stock exchange, so long as the Receiving Party uses reasonable efforts to seek confidential treatment therefor.

Article 8 -  Intellectual Property

8.1    Ancestral Technology Patent Preparation, Filing, Prosecution and Maintenance.

8.1.1                     Responsibility. MEE shall be responsible for prosecuting and maintaining all patents and patent applications within the Ancestral Technology Patent Rights. Title to all such patents and patent applications shall reside in MEE. MEE shall have full and complete control over all patent matters in connection therewith under the Ancestral Technology Patent Rights. For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions.  MEE shall provide, or cause its agent  to provide, copies of relevant correspondence between MEE and the United States Patent Office or the various foreign patent offices to Akouos. Akouos designates the following individual or department for receiving the patent-related correspondence:

Dr. Emmanuel Simons
Akouos, Inc.
[**]

Upon Akouos’ request, Lonza will be responsible for ensuring that MEE is available to consult with Akouos on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents within the Ancestral Technology Patent Rights, solely with respect to matters which are reasonably likely to pertain to the practice of the Ancestral Technology Patent Rights in the Field of Use, which matters may be of particular interest to Akouos, and Lonza will make reasonable efforts to ensure that MEE considers any comments  received from Akouos with respect thereto in good faith.

8.2                               Election Not to File and Prosecute Patent Rights.

8.2.1                     If MEE elects not to file or to continue to prosecute or maintain any Ancestral Technology Patent Rights directly related to the Field of Use, then it shall notify Akouos in writing at least [**] before any deadline applicable to the filing, prosecution or maintenance of such Ancestral Technology Patent Rights, as the case may be, or any other date by which an action must be taken to establish  or preserve such Ancestral Technology Patent Rights in such country or possession. In such case, and subject to the existing contractual rights of Third Parties as of the Effective Date to file, prosecute or maintain such Patent Rights, Akouos shall have the right, but not the obligation, with respect to the Ancestral Technology Patent Rights directly related to the Field of Use, to pursue the filing or support the continued prosecution or maintenance of such Ancestral Technology Patent Rights, and, subject to the existing contractual rights of Third Parties as of the Effective Date to file, prosecute or maintain such Patent Rights, may delegate any such right to any of its Affiliates or Sublicensees.

8.2.2                     If Akouos or any of its Affiliates or Sublicensees assumes responsibility as permitted under Section 8.2.1 for the prosecution and maintenance of any Ancestral Technology Patent Rights in the Field of Use and at any time thereafter elects not to continue prosecution or maintenance of any such Ancestral Technology Patent Rights, then Akouos shall notify Lonza in writing at least [**] before any deadline applicable to the filing, prosecution or maintenance of such Ancestral Technology Patent Rights, as the case may be, or any other date by which an action must be taken to establish or preserve such Ancestral Technology Patent Rights in such country. If Akouos elects not to assume responsibility for the prosecution and maintenance of any Ancestral Technology Patent Rights, then it will notify Lonza within [**] after Akouos’ receipt of the notice from MEE referred to in Section 8.2.1.

8.2.3                     If neither Akouos (or any of its Sublicensees) nor Lonza continues prosecution or maintenance of any abandoned Ancestral Technology Patent Rights, then such Ancestral Technology Patent Rights shall not extend the Royalty Term (i.e., no royalty payments shall be due under this Agreement on account of such abandoned Ancestral Technology Patent Rights).

8.3                               Notice. Akouos shall provide prompt notice to MEE of any information that comes to its attention that Akouos reasonably believes is likely to materially affect the patentability, validity or enforceability of any patent application or patent within the Ancestral Technology Patent Rights.

8.4                               Relinquishing Rights. Akouos may surrender its licenses under any of the patents or patent applications within the Ancestral Technology Patent Rights in any country of the Territory by giving [**] advance written notice to Lonza. However, if  Akouos is surrendering any patent or application within the Ancestral Technology Patent Rights on which an interference proceeding or opposition has been declared or filed, the notice period is [**]. If Akouos so surrenders its rights, it will remain responsible for its portion of the patent-related expenses incurred by Lonza during the applicable notice period. Thereafter, Akouos will have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered. Notwithstanding the foregoing, if such surrender is with respect to all Ancestral Technology Patent Rights in all countries licensed to Akouos under this Agreement, and thus results in termination of all of Akouos’ other rights under this Agreement, then the termination notice provision in Section 10.3 below shall apply.

8.5                               Intellectual Property Rights.

8.5.1                     Licensed Intellectual Property Rights. Except as explicitly stated in this Agreement, Akouos will not, under this Agreement, acquire any right, title,  license or other interest in any Licensed Intellectual Property.

8.5.2                     Lonza Intellectual Property Rights. Except as explicitly stated in this Agreement, Akouos will not, under this Agreement, acquire any right, title, or interest in any Lonza Intellectual Property.

8.5.3                     Akouos Intellectual Property Rights. Lonza will not, under this Agreement, acquire any right, title, or interest in any Akouos Intellectual Property.

8.5.4                     Inventorship and Ownership of Inventions. Except as otherwise  expressly stated to the contrary herein, the ownership of all Intellectual Property made, conceived, reduced to practice or otherwise arising under or in connection with this Agreement will be determined in accordance with inventorship. Inventorship of all Intellectual Property will be determined in accordance with the applicable patent laws of the United States.

8.5.5                     Akouos Owns. Akouos shall own all right, title and interest in all Akouos Intellectual Property conceived by employees or individuals working for the benefit of Akouos and/or its Affiliates, either solely or jointly, during and in the course of the Agreement, including any intellectual property that is an improvement of, or derivative of, any Akouos Intellectual Property.

Article 9 -  Patent Infringement and Enforcement

9.1                               Notice. If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim in the Field of Use by a Third Party with respect to any Licensed Intellectual Property, such Party shall promptly notify the other Party and shall provide available evidence of such infringement. Lonza will then promptly notify MEE. Any such infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim is referred to herein as “Infringement”.

9.2                               Enforcement.

9.2.1                     Procedure. MEE shall have the first right, but not the duty, to institute Infringement actions against Third Parties. If MEE does not initiate efforts to cease such Infringement or institute an Infringement proceeding against an offending Third Party within [**] after being notified or otherwise learning of such Infringement, Akouos shall have the right, but not the duty, solely within the Field of Use, to initiate efforts to cease such Infringement or institute an Infringement proceeding against an offending Third Party with respect to any Infringement by such Third Party. If, within [**] from which it has a right to initiate efforts to cease such Infringement or institute an Infringement proceeding against an offending Third Party, Akouos does not initiate efforts to cease such Infringement or institute an Infringement proceeding, then Lonza shall have the right, but not the duty, to initiate efforts to cease such Infringement or institute an Infringement proceeding against the offending Third Party. Before Akouos commences any legal proceeding with respect to the Infringement, Akouos shall consider in good faith the views of MEE, particularly as they relate to the potential effects outside the Field of Use on the public interest, provided that those views are provided to Akouos in a timely manner. If requested by Akouos, Lonza and/or MEE will join, such proceeding as a party-plaintiff if such joinder is required by law (as reasonably determined by Akouos) to maintain standing, at Akouos’ expense.

9.2.2                     Akouos’ Right to Join. Akouos shall have the right to join any legal proceeding brought by MEE and/or Lonza under this Section 9.2 solely with respect to Infringements in the Field of Use and to fund a pro-rata share of the out-of-pocket costs and expenses associated with the legal proceeding incurred by the party leading the case (i.e., MEE and or Lonza, as the case may be), from the date of joining based on allocating an equal portion of such expenses to all parties (including any Third Parties) joining in such proceeding. If Akouos elects to join as a party plaintiff pursuant to this Section 9.2.2, Akouos may jointly participate  in the action with MEE and/or Lonza, as applicable, but where MEE is a party its counsel will be lead counsel and where MEE is not a party but Lonza is a party, Lonza’s counsel will be lead counsel.

9.2.3                     Lonza and MEE’s Right to Join. Lonza and MEE independently have the right to join any Infringement proceeding that is brought by Akouos for the Field of  Use as permitted under this Section 9.2 and shall be responsible for funding its  pro rata portion of the out-of-pocket costs and expenses associated with the legal proceedings incurred by Akouos from the date of joining based on allocating an equal portion of such costs and expenses to Akouos, MEE, Lonza and any Third Party joining in such proceeding, as applicable. If MEE and/or Lonza elect to join as a party plaintiff pursuant to this Section 9.2.3, MEE and/or Lonza may jointly participate in the action with Akouos, but Akouos’ counsel will be lead counsel.

9.2.4                     Cooperation. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto) at the initiating Party’s request and expense.

9.2.5                     Costs and Expenses. The costs and expenses of any Infringement action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as set forth in Sections 9.2.2 and 9.2.3, as applicable.

9.2.6                     Settlement. Regardless of whether MEE and/or Lonza is joined or joins any Infringement proceeding initiated by Akouos pursuant to this Article 9, no settlement, consent judgment or other voluntary final disposition of the Infringement proceeding may be entered into without the consent of MEE and Lonza unless such voluntary disposition (a) includes a full release of MEE’s and Lonza’s liability and no admission of guilt or other wrongdoing on the part of MEE or Lonza with respect to the claim(s) giving rise to the legal proceeding, (b) provides for no obligations or liability on the part of MEE and Lonza and (c) does not  adversely affect  the  validity or  enforceability of  the  Ancestral Technology Patent Rights. For the avoidance of doubt, for as long as it remains the exclusive licensee of the Licensed Intellectual Property, Akouos shall have the right,  without MEE’s or Lonza’s consent, to grant Sublicenses, that meet the obligations of this Agreement, to Third Parties for the purpose of settling litigation.

9.3                               Distribution of Amounts Paid by Third Parties. Any award paid by Third Parties as a result of such an Infringement action (whether by way of settlement or otherwise) solely with respect to the Field of Use shall be applied first to reimburse all participating Parties for all out-of-pocket costs and expenses incurred by the Parties with respect to such  action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, [**] percent ([**]%) of such remaining funds shall be paid to Akouos and [**] percent ([**]%) of such remaining funds shall be [**] between Lonza and any Third Parties joining the Infringement action. Any such amounts awarded to Akouos  shall be treated as Net Sales and subject to Akouos’ obligation to make royalty payments pursuant to Section 3.3.

9.4                               Declaratory Judgment or Infringement Actions. In the event that any Third Party initiates an Infringement action in the form of a declaratory judgment action or similar action alleging the invalidity or unenforceability of the Ancestral Technology Patent Rights, or if any Third Party brings an Infringement action against Akouos or its  Affiliates or Sublicensees because of the exercise of the licenses granted under this Agreement (any of the foregoing actions, “Third Party Infringement Actions”), then Akouos shall have the right to defend such Third Party Infringement Action under its  own control and at its own expense; provided, however, that MEE and/or Lonza shall have the right to intervene and assume sole control of such defense, at its own expense. The Party in control of the defense of any Third Party Infringement Action shall not enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 9.4 without the consent of MEE and the non-controlling Party, unless such voluntary disposition (a) includes a full release of the MEE’s and the non- controlling Party’s liability and no admission of guilt or other wrongdoing on the part of MEE and the non-controlling Party with respect to the claim(s) giving rise to the legal proceeding, (b) provides for no obligations or liability on the part of MEE and the non- controlling Party, and (c) does not adversely affect the validity or enforceability of the Ancestral Technology Patent Rights.

9.5                               Delegation. Akouos shall have the right to delegate any of its rights and  obligations under this Article 9 to any of its Sublicensees upon written notice to Lonza, in which case all references to Akouos, as they relate to such delegated rights and obligations, shall refer to the relevant Sublicensee.

Article 10 -  Term and Termination

10.1                        Term. Unless terminated earlier under the provisions of this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on the expiration date of the last to expire Royalty Term.

10.2                        Termination by Lonza.  Lonza shall have the right to terminate this Agreement:

10.2.1              On a Licensed Gene Target-by-Licensed Gene Target basis (i) if Akouos materially breaches any of its diligence obligations under Section 5.1.1 or Section 5.1.3 with respect to a particular Licensed Gene Target or under Section 5.9.3  with respect to any Proposed Target Development Plan or (ii) if Akouos does not timely negotiate in good faith and attempt to enter into a Sublicense concerning a Proposed Gene Target in accordance with clause (a) of Section 5.9.1 and, in either case of (i) or (ii), Akouos has not cured such breach within [**] after receiving written notice from Lonza provided, in either case, that such notice of the Third Party License Request has not been withdrawn by Lonza;

10.2.2              With respect to all existing and potential future Licensed Gene Targets (regardless of whether or not such Licensed Gene Target is listed as a Committed Licensed Gene Target at the time of termination), other than those then existing Committed Licensed Gene Targets as of the date of termination under this Section 10.2.2 for which Akouos or any of its Affiliates or Sublicensees is continuing to satisfy its diligence obligations under the provisions of Article 5, if Akouos materially breaches any of its diligence obligations under Section 5.1.1, 5.1.2 or 5.1.3 with respect to any one or more of the Target Development Plans or any one or more  of the associated Core Products that is the subject of this Agreement, or with respect to any Proposed Target Development Plan submitted under Section 5.9 in lieu of any of the [**] Target Development Plans or for any of its [**] Core Products,

unless Akouos has cured the breach within [**] after receiving written notice from Lonza specifying the nature of the breach. For clarity, upon any termination of the Agreement by Lonza under this Section 10.2.2, all license rights granted under Section 2.1 of this Agreement with respect to any and all existing or potential future Licensed Gene Targets (regardless of whether or not such Licensed Gene Target is listed as a Committed Licensed Gene Target at the time of termination) will be terminated automatically and immediately upon the effective date of such termination, except for only those then existing Committed Licensed Gene Targets for which Akouos or any of its Affiliates or Sublicensees is continuing to satisfy all of its diligence obligations as applicable under the provisions of Article 5. Also for clarity, Lonza shall have the right to elect, at its sole discretion, in lieu of termination of the Agreement under this Section 10.2.2, to trigger the provisions of Section 5.9 for any Target Development Plan for which Akouos or any of its Affiliates or Sublicensees has failed to meet its diligence obligations under Section 5.1.1, 5.1.2 or 5.1.3;

10.2.3              In its entirety if Akouos fails to pay on schedule any milestone or royalty or other payment not subject to a good faith dispute, which is payable with respect to a particular Licensed Product under Article 3 of this Agreement, and Akouos has not cured the default by making the required payment, together with interest due, within [**] of receiving a written notice of default from Lonza requesting such payment, unless such failure is due to the failure of a Sublicensee to pay corresponding amounts due to Akouos under the relevant Sublicense Agreement, in which case termination by Lonza shall only be effective if Akouos fails to cure such breach within [**] after receipt of  such corresponding amounts from the relevant Sublicensee;

10.2.4              (i) in its entirety, if Akouos or any of its Affiliates or (ii) in part on a Licensed Gene Target-by Licensed Gene Target basis, if a Sublicensee under the Ancestral Technology Patent Rights, in either case, (clauses (i) or (ii)) initiates or participates as a plaintiff in any legal, administrative or declaratory action or proceeding in any jurisdiction that seeks to challenge the validity or enforceability of any of the Ancestral Technology Patent Rights (a “Patent Challenge”) and such Patent Challenge is not required under a court order or subpoena and is not a defense against a claim, action or proceeding asserted by Lonza, MEE or their Affiliates or licensees against Akouos, its Affiliates or its Sublicensees; provided, however, Lonza may not terminate this Agreement if (a) such Patent Challenge is brought by a Sublicensee and (b) Akouos or any its Affiliates terminates such Sublicensee’s sublicense to the applicable Ancestral Technology Patent Right(s) within [**] of Lonza providing notice to Akouos of such Patent Challenge;

10.2.5              In its entirety, if Akouos materially breaches any of its obligations to procure and maintain insurance under Section 11.2, unless Akouos has cured the breach within [**] of receiving written notice from Lonza specifying the nature of the breach; or

10.2.6              In its entirety, if Akouos becomes judicially declared insolvent or has a petition in bankruptcy filed for or against it, unless (a) Akouos provides reasonable evidence to Lonza showing that it is no longer insolvent within [**] of receiving such termination notice from Lonza or (b) such bankruptcy petition is dismissed or resolved within [**] of being filed.

Notwithstanding anything to the contrary, termination by Lonza pursuant to this Section 10.2 due to acts or omissions of one or more Sublicensees shall be with solely with respect to the Licensed Gene Target(s) to which such Sublicensee(s) have rights under the relevant Sublicense(s).

10.3                        Termination by Akouos.  Akouos has the right to terminate this Agreement  in  its entirety or on a Licensed Gene Target-by-Licensed Gene Target basis with or without cause by giving Lonza ninety (90) days prior written notice. In the event that this Agreement is terminated by Akouos pursuant to this Section 10.3 due to a material  breach of this Agreement by Lonza, which breach remains uncured as of the effective date of termination, and without limiting Akouos’ rights under Section 3.14, Akouos  shall also be entitled to set-off against any monies payable to Lonza hereunder all amounts Akouos reasonably believes constitute its direct damages incurred by such breach, subject to final resolution or settlement in accordance with Sections 15.1 and/or 15.2, without prejudice to any and all of Akouos’ rights to bring an action against Lonza for damages and any other available remedies in law or equity. In the event Akouos sets off amounts it reasonably believes constitute its direct damages incurred by such breach and, after a final resolution or settlement of any dispute arising from such breach in accordance with Sections 15.1 and/or 15.2, the actual damages determined by the Parties or by the arbitrator, as the case may be, to have been incurred by Akouos are less than the amounts so offset, Akouos shall promptly (and in any case within [**] of such final resolution) pay the difference to Lonza, plus interest at the rate of [**] percent ([**]%), calculated from and after the date Akouos exercised its right to set-off such amount.

10.4                        Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 15 hereof. Notwithstanding anything to the contrary contained in Section 10.2 or elsewhere in the Agreement, the applicable cure period for any alleged breach that is in dispute shall be tolled pending the resolution of such dispute pursuant to Article 15, and it is understood and acknowledged that, during the pendency of a dispute pursuant to Article 15, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.

10.5                        Effect of Termination.

10.5.1              Expiration of Royalty Term. Upon expiration of the Royalty Term in a  particular country for any Licensed Product (but not in the event of any termination of this Agreement in its entirety or in part for any reason by either Lonza or by Akouos), the license granted to Akouos under this Agreement with respect to such Licensed Product and only for such Licensed Product will become irrevocable, perpetual, and fully-paid in that country and shall remain exclusive in that country. Akouos shall have no further obligations under Article 5 with respect to such Licensed Product in that country.

10.5.2              Termination of License Rights. Upon termination of this Agreement for any reason with respect to all Licensed Gene Targets or with respect to all Licensed Products, the Agreement shall be terminated in its entirety and all license rights granted under Section 2.1 shall terminate immediately and automatically upon the effective date of such termination. Upon any termination of this Agreement in  part on a Licensed Gene Target-by-Licensed Gene Target basis or a Licensed Product by Licensed Product basis under any of the provisions of this Article 10 (except for a termination under Section 10.2.2, for which the license termination consequences shall be as stated in Section 10.2.2), all license rights granted under Section 2.1 with respect to each such terminated Licensed Gene Target and each related Licensed Product for each such terminated Licensed Gene Target will terminate immediately and automatically upon the effective date of such termination.

10.5.3              No release. Upon termination of this Agreement for any reason, nothing in this Agreement may be construed to release either Party from any obligation that accrued prior to the effective date of the termination.

10.5.4              Survival. The following provisions shall survive any expiration or termination of this Agreement for any reason: Articles 1, 7 (for the [**] period set forth in Section 7.1), 8, 12, and 15-18; and Sections 4.2.1 (for the [**] period specified therein), 4.2.2 (for the [**] period specified therein), 10.5, and 11.1.

10.5.5              Inventory. Akouos and any Affiliate(s) may, after the effective date of termination for any or all Licensed Gene Targets, sell all Licensed Products for such Licensed Gene Targets that are in inventory as of the date of written notice  of termination, and complete and sell Licensed Products for such Licensed Gene Targets which Akouos can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that Akouos shall pay to Lonza the royalties thereon as required by Article 3 and shall submit the reports required by Article 4 on the sales of Licensed Products.

10.5.6              License Survival. In the event of any termination of the Lonza-MEE Agreement, where such termination has not been caused by any action or inaction on the part of Akouos, or Affiliates or Sublicensees in connection with their sublicensing the Licensed Intellectual Property, such termination of this Agreement shall be without prejudice to the rights of Akouos, and MEE shall, if requested by Akouos, enter into a license agreement directly with Akouos (the “Replacement License Agreement”) on substantially the same terms and conditions as those set forth in this Agreement; provided, however, that (a) the Replacement License Agreement shall provide that in no event shall Akouos be liable to MEE for any actual or alleged default by Lonza of the Lonza-MEE Agreement, (b) the scope and territory of the license grant under the Replacement License Agreement shall be the same as that granted by Lonza to Akouos under this Agreement, (c) the financial terms of any Replacement License Agreement shall be such that MEE shall receive the same consideration that MEE would have received under this Agreement had it not been terminated, and (d) MEE shall not have any  obligations under the Replacement License Agreement that are greater than or inconsistent with the obligations of MEE under the Lonza-MEE

Agreement. Akouos is named as a Third Party beneficiary of Section 8.8 of the Lonza-MEE Agreement with the right to enforce it directly against MEE.

10.5.7              Sublicense Survival. In the event of any termination of this Agreement with respect to any Licensed Gene Targets, where such termination has not  been caused by any action or inaction on the part of any Sublicensee of such Licensed Gene Targets or by any material breach by such Sublicensee of its obligations under its Sublicense from Akouos, such termination of this Agreement shall be without prejudice to the rights of the non-breaching Sublicensee of such Licensed Gene Targets of Akouos and Lonza shall, if requested by the Sublicensee, enter into a license agreement directly with the Sublicensee (the “Replacement Sublicense Agreement”) on substantially the same terms and conditions as those set forth in this Agreement; provided, however, that (a) the Replacement Sublicense Agreement shall provide that in no event shall such Sublicensee be liable to Lonza for any actual or alleged default by Akouos of this Agreement, (b) the scope and territory of the license grant under the Replacement Sublicense Agreement shall be the same as that granted by Akouos to such Sublicensee pursuant to the Sublicense between Akouos and such Sublicensee, (c) the  financial terms of any Replacement Sublicense Agreement shall be such that Lonza shall receive the same consideration Akouos would have received under  the  Sublicense,  (d)  the  Sublicensee  shall  not  have  any  obligations  under  the Replacement Sublicense Agreement that are greater than or inconsistent with the obligations of the Sublicensee under this Sublicense and (e) Lonza will not have any obligations under Replacement Sublicense Agreement that are greater than or inconsistent with the obligations of Akouos under the Sublicense. Each such Sublicensee of Akouos shall be deemed a third party beneficiary of this Section 10.5.7 with the right to enforce it directly against Lonza.

10.5.8              No Liability for Termination. Any termination pursuant to this Article 10 shall be without any liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to termination.

Article 11 -  Indemnification and Insurance

11.1                        Indemnification.

11.1.1              Akouos shall defend both Lonza and MEE and their respective trustees, officers, medical and professional staff, employees, directors, agents, and their successors and assigns (the “Lonza Indemnitees”) against any and all Third Party claims, demands, suits, allegations, actions or other proceedings (collectively, “Claims”) to the extent resulting from: (a) Akouos’ negligence or willful misconduct, (b) personal bodily injury, illness, death or damage or loss of physical property caused by (i) exposure to or the storage or handling of any Licensed Products researched, developed, manufactured or commercialized by Akouos or by any of its Affiliates or Sublicensees, or (ii) the research, development, manufacture or commercialization of any Licensed Product hereunder by Akouos or by any of its Affiliates or Sublicensees, or (c) any breach by Akouos of its representations or warranties set forth in Section 13.1. Akouos shall indemnify (i.e., pay) any and all liabilities, damages, losses, awards, judgments, settlement amounts, costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) finally awarded to such Third Party by a court of competent jurisdiction, or agreed to in monetary settlement, with respect to any such Claims. Akouos’ obligations under to this Section 11.1 shall not apply (i) to the extent such Claims result from the negligence or willful misconduct of any of the Lonza Indemnitees, or (ii) with respect to Claims arising out of breach by Lonza of its representations or warranties set forth in Section 13.2.

11.1.2              Lonza shall defend Akouos and its Affiliates and each of their respective employees, officers, directors and agents, and their successors and assigns (“Akouos Indemnitees”) against any and all Claims to the extent resulting from (a) Lonza’s negligence or willful misconduct, (b) any breach by Lonza of its representations or warranties set forth in Section 13.2 or (c) Infringement Actions, except to the extent Akouos has the right to defend such action under its own control. Lonza shall indemnify (i.e., pay) any and all Losses finally awarded to such Third Party by a court of competent jurisdiction, or agreed to in monetary settlement, with respect to any such Claims. Lonza’s obligations pursuant to this Section 11.1.2 shall not apply (i) to the extent that such Claims result from the negligence or willful misconduct of any of the Akouos Indemnitees, (ii) to the extent that such Claim is attributable to the allegedly infringing use of any Akouos Intellectual Property, or (iii) with respect to Claims arising out of a breach by Akouos of its representations or warranties set forth in Section 13.1 or the breach by Akouos of any of the provisions of this Agreement. In addition,  and notwithstanding the foregoing, Lonza shall reimburse Akouos for the amount of any payments made to Lonza hereunder in respect of the development or commercialization of any products that, after Lonza’s receipt of such payments, the Parties agree or an arbitrator determines or a determination is made under the process referenced in Section 2.5.2, are not Licensed Products within the Field of Use and instead are within the Ultra-Rare Field and subject to Akouos’  obligations to make royalty and other payments under the MEE-Akouos License Agreement. In such event, Lonza and Akouos shall discuss and cooperate in good faith regarding the timing and rate of repayment to Akouos for any such reimbursement, reasonably taking into account the effect upon Lonza’s then- current budget and resources, and will, to the extent reasonable and appropriate, seek to apply a credit (in lieu of reimbursement in whole or in part), against any amounts that are or will likely be owed by Akouos to Lonza under this Agreement in the same calendar year.

11.1.3              Each Party agrees, at its own expense, to provide attorneys reasonably acceptable to the other Party (and, if applicable, MEE) to defend against any actions brought or filed against the Lonza Indemnitees or Akouos Indemnitees, as the case may  be, with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. The assumption of control of the defense of  a Claim by a Party pursuant to Section 11.1 or 11.2, as applicable, shall not be construed as an acknowledgement that such Party is liable to indemnify the Lonza Indemnitees or Akouos Indemnitees (as the case may be) in respect of the Claim, nor shall it constitute a waiver by such Party of any defenses it may assert against any claim for indemnification. In the event that it is ultimately determined that a Party that has undertaken to indemnify the Lonza Indemnitees or Akouos Indemnitees, as the case may be, is not obligated to indemnify, defend or hold harmless such Lonza Indemnitees or Akouos Indemnitees, the other Party shall reimburse such Party for any and all costs and expenses (including lawyers’ fees and costs of suit) and any Losses incurred by such Party in its defense of the Claim with respect to such the applicable indemnitee(s).

11.1.4              Each Party’s obligations under Section 11.1.1 or 11.1.2, as applicable, are contingent on the Lonza Indemnitee(s) or Akouos Indemnitee(s), as applicable, giving the indemnifying Party prompt, written notice of the Claim for which indemnification is sought, primary control over the defense and/or settlement of the Claim, and all reasonably requested information and assistance in connection therewith. The Lonza Indemnitee(s) or Akouos Indemnitee(s), as applicable, shall be entitled to participate in (but not control) such defense and/or settlement proceedings at their own cost and expense using counsel of their choosing.

11.2                        Insurance. No  later  than  the  time  any  Licensed  Product is  being  commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Akouos, any Affiliate or Sublicensee, or any agent thereof, Akouos shall, at its own cost and expense procure and maintain commercial general liability (“CGL”) insurance or other coverage acceptable to Lonza in amounts not less than [**] USD ($[**]) per incident or occurrence and [**] USD ($[**]) annual aggregate and naming the Lonza Indemnitees as additional insureds. Akouos shall  provide (a) product liability coverage; and (b) contractual liability coverage for the required indemnification under Section 11.1 of this Agreement. The minimum amount of insurance coverage required by Akouos under this Section 11.2 should not be construed by Akouos as creating a limit of Akouos’ liability with respect to its indemnification requirement under Section 11.1 of this Agreement. Akouos shall be required to provide, upon request of Lonza, evidence of such insurance. Akouos shall provide Lonza with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance. If Akouos does not obtain replacement insurance providing comparable coverage within such [**] period, then (i) Lonza shall have the right to terminate this Agreement effective at the end of such [**] without notice of any additional waiting period; and (ii) Akouos shall maintain such CGL or other insurance during the period that any such Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Akouos, an Affiliate, Sublicensee or agent of Akouos, and, if such insurance is on a claims-made basis, for a reasonable period after the last sale of a Licensed Product by Akouos, an Affiliate, Sublicensee or agent of Akouos, such period not to be less than [**] unless Akouos obtains the prior written consent of Lonza for any shorter period.

Article 12 -  Disclaimer of Warranties; Limitation of Liability

12.1                        LONZA MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY

PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO AKOUOS HEREUNDER AND HEREBY DISCLAIMS THE SAME.

12.2                        LONZA DOES NOT WARRANT THE VALIDITY OF THE ANCESTRAL TECHNOLOGY PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE ANCESTRAL TECHNOLOGY PATENT RIGHTS OR THAT SUCH ANCESTRAL TECHNOLOGY PATENT RIGHTS MAY BE EXPLOITED BY AKOUOS OR ITS AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS.

12.3                        EXCEPT WITH RESPECT TO ANY BREACH OF ARTICLE 7, NEITHER PARTY, NOR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SHALL  BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING INCIDENTAL, ECONOMIC DAMAGES OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN INFORMED, SHOULD HAVE KNOWN OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES.

12.4                        The Parties acknowledge and agree that they are entering into this Agreement in reliance upon the exclusions and limitations set forth in this Article 12, and that the same reflect an allocation of risk (including the risk that a contract remedy may fail of its essential purpose) and that the same form an essential basis of the bargain between the Parties.

Article 13 -  Representations and Warranties

13.1                        Akouos’ Representations and Warranties. Akouos represents and warrants to Lonza that: (a) it is and shall be at all times during the Term a valid legal entity existing under the law of its state with the power to carry on its business as it is currently being conducted; (b) the execution and delivery of this Agreement has been duly authorized  and no further approval, corporate or otherwise, is required in order to execute this valid, binding and enforceable Agreement; and (c) its execution, delivery, and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound.

13.2                        Lonza’s Representations and Warranties and Covenants.  Lonza represents and warrants to Akouos that: (a) it is and shall be at all times during the Term a valid legal entity existing under the law of its state with the power to carry on its business as it is currently being conducted; (b) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this valid, binding and enforceable Agreement; (c) it has, and will at all times during the Term retain, the right to grant the licenses granted or contemplated to be granted hereunder; (d) it is not a party to any agreement that is inconsistent or in conflict with the rights and licenses granted to Akouos hereunder; (e) its execution, delivery and performance of this Agreement shall not conflict with the terms of any other agreement to which it is a party or by which it is bound; (f) as of the Effective Date, that there are no patents or patent applications, other than the Ancestral Technology Patent Rights, owned or otherwise

Controlled by Lonza the claims of which read on any claims in the Licensed Intellectual Property; (g) as of the Effective Date, no claims have been asserted or threatened against Lonza, or, to Lonza’s knowledge, against MEE, nor to Lonza’s knowledge are there any valid grounds for any claim of any such kind (1) challenging the validity, effectiveness, or ownership of the Licensed Intellectual Property, and/or (2) to the effect that the use, development or commercialization of Licensed Products using the Licensed Intellectual Property infringes or will infringe on any intellectual property right of any person; (h) as of the Effective Date, the Ancestral Technology Patent Rights are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute; (i) as of the Effective Date, it has since the date of its execution been in full compliance with the terms of the Lonza-MEE Agreement and, to Lonza’s knowledge as of the Effective Date, there are no circumstances that, immediately or with the giving of notice or passing of time, would give rise to any right of MEE to terminate the Lonza-MEE Agreement; and (j) Lonza is assuming no obligations under this Agreement with respect to the Licensed Intellectual Property in the Field of Use that are not also obligations that MEE has to Lonza with respect to the Licensed Intellectual Property in the Field of Use. Lonza shall not exercise any right it may have to terminate the Lonza-MEE Agreement or otherwise amend the Lonza-MEE Agreement in a way that adversely affects Akouos’ rights hereunder with respect to the Licensed Intellectual Property without the prior written consent of Akouos.

Article 14 - Notices

14.1        Notices to Lonza. Unless otherwise specified in this Agreement, reports, notices and other communications from Akouos to Lonza as provided hereunder must be sent to:

Lonza Houston, Inc.

Attn: Business Head

8066 El Rio St.

Houston, TX 77056

With a copy to:

Assistant General Counsel

Lonza America, Inc.

90 Boroline Road

Allendale, NJ 07401

Fax: (201) 378-5630

or other individuals or addresses as Lonza subsequently furnish by written notice to Akouos.

14.2                        Notices to Akouos. Unless otherwise specified in this Agreement, reports, notices and other communications from Lonza to Akouos as provided hereunder must be sent to:

Akouos, Inc.

Attn: Dr. Emmanuel Simons, CEO

[**]

or other individuals or addresses as Akouos subsequently furnish by written notice to Lonza.

Article 15 -  Dispute Resolution

15.1                        Negotiation between the Parties. The Parties shall first attempt to resolve any controversy or dispute that arises from or under this Agreement, or any claim for a breach of the Agreement, by good faith negotiations during a [**] period,  first between their respective business development representatives. In the event that no agreement is reached with respect to such dispute [**] after the commencement of such discussion, the matter shall be referred to the Business Unit Head, Emerging Technologies of Lonza and the CEO of Akouos (“Senior Executives”), who will discuss the matter in good faith and attempt to resolve it.

15.2                        Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, that is not resolved within  [**] after its referral to the Senior Executives pursuant to Section 15.1, but excluding any dispute, controversy or claim concerning the validity, enforceability, infringement or misappropriation of any intellectual property, shall be finally settled by binding arbitration conducted in the English language in New York City, New York by a single neutral arbitrator under the commercial arbitration rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. Disputes about arbitration procedure shall be resolved by the arbitrator. The arbitrator shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates or Sublicensees and shall have at least fifteen (15) years of pharmaceutical or biotechnology industry experience. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. Within [**] after selection of the arbitrator, the arbitrator shall conduct the preliminary conference. In addressing any of the subjects within the scope of the preliminary conference, the arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. In addition, each Party shall have the right to take up to [**] of deposition testimony, including expert deposition testimony. The hearing shall commence within [**] after the selection of the arbitrator. The arbitrator shall, in his or her discretion, allow each Party to submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrator. The hearing shall be no longer than [**] in duration. The arbitrator shall also permit the submission of expert reports. The arbitrator shall render his or her decision and award within [**] after the arbitrator declares the hearing closed, and the decision and award shall include a written statement describing the essential findings and conclusions on which the decision and award are based, including the calculation of any damages awarded. The arbitrator will, in rendering his or her decision, apply the substantive law of the State of New York, without reference to its conflict of laws principles, and, with respect to disputes concerning rights in Intellectual Property, the laws of the United States of America. The arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 12.3. The decision and award rendered by the arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator.

15.3                        Governing Law. The construction, validity and performance of the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions (other than Section 5-1401 of the New York General Obligations Law).

Article 16 -  Force Majeure

Any delay in the performance of any of the duties or obligations of either Party hereto (except  the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

Article 17 -  Non-Assignability

This Agreement shall be binding upon the successors and assigns of the Parties and the name of  a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party shall be entitled, without the prior written consent of the other Party,  to assign this Agreement in its entirety to an Affiliate or the acquirer of all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise. Notwithstanding the preceding sentence, Akouos shall not assign this Agreement (i) to the Competitors of Lonza listed in Schedule G, or (ii) to another Competitor (as defined below) of Lonza (a) prior to Akouos and Lonza entering into a Manufacturing Agreement for the commercial supply of Licensed Products or (b) after Akouos and Lonza enter into such a Manufacturing Agreement, if such a Manufacturing Agreement would require Lonza to disclose any Know-How to a Competitor of Lonza or grant a Competitor of Lonza any rights under Intellectual Property owned by Lonza. Any permitted assignment or transfer of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement and, in the case of assignment or transfer by Lonza, Lonza’s permitted assignee assuming sole and exclusive Control of the Licensed Intellectual Property. Any purported assignment in violation of the foregoing will be void ab initio. No assignment shall relieve any Party of responsibility for the performance of any obligations that accrued prior to the effective date of such assignment except to the extent they are performed by the relevant assignee in accordance with this Agreement. For the purpose of this section, “Competitor” shall mean (a)  any Third Party having a division or business unit (which may include all of such Third Party’s business) that generates more than [**] percent ([**]%) of such Third Party’s annual gross revenue from the performance of contract manufacturing or contract development services for Persons other than such Third Party itself or Affiliates of such Third Party. If the said percentage is not identified from publicly available materials or materials otherwise obtainable by either Party, the Parties shall discuss to determine, acting reasonably and in good faith, if a Third Party falls under the definition of a “Competitor” herein.

Article 18 -  Miscellaneous

18.1                        Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship  between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

18.2                        Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.3                        Use of Name; Publicity. Except as otherwise provided herein,  (a) neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logos of the other Party for any purpose in connection with the performance of this Agreement; and (b) neither Party  shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party; provided however,  that nothing in this Section 18.3 shall prevent either Party from issuing statements that such Party determines to be necessary to comply with applicable law (including any stock exchange on which securities issued by such Party are traded), and provided further, that Akouos may (i) refer to publications in the scientific literature by employees of Lonza and/or (ii) state that a license from Lonza has been granted as provided in this  Agreement.

18.4                        Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement  in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

18.5                        Severability. When possible, each provision of this Agreement will be interpreted in  such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision  will be ineffective only to the extent of such prohibition or invalidity, without  invalidating the remainder of this Agreement.

18.6                        Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

18.7                        Entire Agreement. This Agreement together with the Stock Grant Agreement and the schedules hereto sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes any and all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other  than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

18.8                        Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

18.9                        Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

18.10                 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

18.11                 No Presumption. The Parties agree that they have participated equally in the formation  of this Agreement and that the language herein should not be presumptively construed against either of them.

18.12                 Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is  used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Unless the context otherwise requires, countries shall include all territories and possessions.

*  *  *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last signed by the Parties hereto.

AKOUOS, INC.

By:	/s/ Emmanuel Simons
Name:Emmanuel Simons
Title:CEO & President

LONZA HOUSTON, INC.

By:	/s/ Ryan Scanlon
Name:Ryan Scanlon
Title:Vice President

SCHEDULE A

ANCESTRAL TECHNOLOGY PATENT RIGHTS

Anc80

U.S. Prov. Appln. No. 61/889,827

PCT Appln. No. PCT/US2014/060163 (W015054653)

U.S. Appln. No. 15/095,856

Canada Appln. No. CA 2,927,077

Europe Appln. No. EP 14789476.0

New Zealand Appln. No. NZ 718926

India Appln. No. IN 201637/014659

Australia Appln. No. AU 2014331708

China Appln. No. CN 201480065410.2

Japan Appln. No. JP 2016-547984

Anc110

U.S. Prov. Appln. No. 62/199,059

U.S. Prov. Appln. No. 62/203,002

PCT Appln. No. PCT/U52016/044819 (WO 2017/019994)

SCHEDULE B

MILESTONE PAYMENTS

Milestone	Value
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Sales Milestone when annual world-wide (WW) Net Sales equal or exceeds $[**]	[**]
Sales Milestone when annual WW Net Sales equals or exceeds $[**]	[**]

* The parties acknowledge and agree that the [**] Milestone shall only become due and payable following the [**].  For clarity, the [**] shall not be payable in connection with the [**]; provided, however, that the [**] Milestone shall in all such cases become payable at the time that [**].

SCHEDULE C

ROYALTY PAYMENTS

Annual Net Sales	Royalty
Where the portion of Net Sales of Licensed Product is less than [**] dollars (US$[**]) in a single calendar year (“[**]% Tier”)	[**] Percent ([**]%)

Where the portion of Net Sales of Licensed Product is greater than or equal to [**] dollars (US$[**]) and less than or equal to [**] dollars (US$[**]) in a single calendar year (“[**]% Tier”)	[**] Percent ([**]%)

Where the portion of Net Sales of Licensed Product is greater than [**] dollars (US$[**]) in a single calendar year	[**] Percent ([**]%)

SCHEDULE E

ROYALTY OFFSET FOR
THIRD PARTY INTELLECTUAL PROPERTY

[**].

The following examples illustrate the calculation of the royalty offset permitted under Section 3.4.1 using the following formula set forth above and assume that none of the royalty rate reductions specified in Section 3.3.1 apply:

Example #1:                        [**].

Example #2:                        [**]

AMENDMENT TO SUBLICENSE AGREEMENT

This Amendment to Sublicense Agreement (“Amendment”) is made and entered into as of December 11, 2018 by and between Lonza Houston, Inc., a Delaware corporation having a principal place of business at 14905 Kirby Drive Houston, TX 77047, United States, (“Lonza”) and Akouos, Inc., a Delaware corporation having a principal place of business at 7 Stetson St., Brookline, Massachusetts 02446, United States (“Akouos”).

RECITALS:

WHEREAS, Lonza and Akouos entered into that certain Sublicense Agreement, dated October 27, 2017 (the “Sublicense Agreement”); and

WHEREAS, Lonza and Akouos desire to modify the Sublicense Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lonza and Akouos agree and amend the Sublicense Agreement as follows:

1.                                      Article 6 of the Sublicense Agreement is hereby deleted in its entirety and replaced with the words “Intentionally Omitted” (so as not to alter the numbering of other articles and sections of the Sublicense Agreement).

2.                                      Article 17 of the Sublicense Agreement is hereby amended and restated as follows (with deleted text marked with ~~bold~~ s~~trikethrough~~).

“Article 17 - Non-Assignability

This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns.  Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party shall be entitled, without the prior written consent of the other Party, to assign this Agreement in its entirety to an Affiliate or the acquirer of all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise.  Notwithstanding the preceding sentence, Akouos shall not assign this Agreement to the Competitors of Lonza listed in Schedule G~~, or (ii) to another Competitor (ns defined below) of Lonza (a) prior to Akouos and Lonza entering-into a Manufacturing Agreement for the commercial~~ s~~upply of Licen~~se~~d Products~~ -o~~r (b) after Akouos and Lonza enter into such a Manufacturing Agr~~ee~~ment, if such a- Manufacturing Agreem~~e~~nt would r~~e~~q~~u~~ir~~e ~~Lonza to disclose any Know-How to a Competitor of Lonza or grant a Competitor of Lonza any right~~s ~~under Intellectual Property owned by Lonza~~.  Any permitted assignment or transfer of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions

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contained in this Agreement and, in the case of assignment or transfer by Lonza, Lonza’s permitted assignee assuming sole and exclusive Control of the Licensed Intellectual Property.  Any purported assignment in violation of the foregoing will be void ab initio.  No assignment shall relieve any Party of responsibility for the performance of any obligations that accrued prior to the effective date of such assignment except to the extent they are performed by the relevant assignee in accordance with this Agreement.  For the purpose of this section, “Competitor” shall mean (a) any Third Party having a division or business unit (which may include all of such Third Party’s business) that generates more than [**] percent ([**]%) of such Third Party’s annual gross revenue from the performance of contract manufacturing or contract development services for Persons other than such Third Party itself or Affiliates of such Third Party.  If the said percentage is not identified from publicly available materials or materials otherwise obtainable by either Party, the Parties shall discuss to determine, acting reasonably and in good faith, if a Third Party falls under the definition of a “Competitor” herein.

3.                                      Except as otherwise modified by this Amendment, the Sublicense Agreement shall remain in full force and effect consistent with its terms.

4.                                      This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Copies (whether photostatic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as an original.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Sublicense Agreement as of the date first above written.

Lonza Houston, Inc.		Akouos, Inc.

By:	/s/ Ryan Scanlon	By:	/s/ Emmanuel Simons

Name:	Ryan Scanlon	Name:	Emmanuel Simons

Title:	Vice President	Title:	President and CEO

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